Exhibit 4.3

EXECUTION VERSION

MU FINANCE PLC

$425,000,000
3.79% Guaranteed Senior Secured Notes due June 26, 2027

NOTE PURCHASE AGREEMENT

Dated May 27, 2015

i

SCHEDULES AND EXHIBITS

SCHEDULE A	-	Information Relating to Purchasers
SCHEDULE B	-	Defined Terms
SCHEDULE 5.3	-	Disclosure Materials
SCHEDULE 5.4	-	Organization and Ownership of Subsidiary Stock; Affiliates
SCHEDULE 5.5	-	Financial Statements
SCHEDULE 5.15	-	Existing Debt
SCHEDULE 10.13	-	Table of Values for X
EXHIBIT 1	-	Form of Note
EXHIBIT 2	-	Form of Note Guaranty Joinder Agreement

MU FINANCE PLC
Old Trafford
Sir Matt Busby Way
Manchester M16 0RA
United Kingdom

$425,000,000 3.79% Guaranteed Senior
Secured Notes due June 26, 2027

May 27, 2015

TO EACH OF THE PURCHASERS LISTED IN

THE PURCHASER SCHEDULE HERETO:

Ladies and Gentlemen:

MU FINANCE PLC (registration number 07088267), a company incorporated in England and Wales with limited liability (the “Company” or “MUF”), and each of (i) RED FOOTBALL LIMITED (registration number 5370076), a company incorporated in England and Wales with limited liability (“Parent”), (ii) MANCHESTER UNITED LIMITED (registration number 02570509), a company incorporated in England and Wales with limited liability (“MUL”), (iii) RED FOOTBALL JUNIOR LIMITED (registration number 05370078), a company incorporated in England and Wales with limited liability (“RFJ”), and (iv) MANCHESTER UNITED FOOTBALL CLUB LIMITED (registration number 95489), a company incorporated in England and Wales with limited liability (“MUFC”, MUFC together with Parent, MUL and RFJ being sometimes referred to herein, each individually, as a “Guarantor” and, collectively, as the “Guarantors”), hereby agree with you and The Bank of New York Mellon, as Paying Agent as follows:

SECTION 1.                                         AUTHORIZATION OF NOTES; GUARANTY AND SECURITY.

Section 1.1.                                                Authorization of Notes. The Company will authorize the issue and sale of $425,000,000 aggregate principal amount of its 3.79% Guaranteed Senior Secured Notes due June 26, 2027 (the “Notes”). The Notes shall be substantially in the form set out in Exhibit 1.  Certain capitalized and other terms used in this Agreement are defined in Schedule B and, for purposes of this Agreement, the rules of construction set forth in Section 24.4 shall govern. References to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 1.2.                                                Guaranty and Security. The payment by the Company of all amounts due with respect to the Notes, this Agreement and the other Note Documents, and the performance by the Company of its obligations under this Agreement and the other Note Documents, will be absolutely and unconditionally guaranteed by the Guarantors pursuant to Section 23 hereof. The obligations of the Note Parties under the Note Documents will be secured by the Transaction Security under and pursuant to the terms of the Transaction Security Documents.

Section 1.3.                                                Creditor Representative. The Purchasers shall appoint a Creditor Representative pursuant to the terms of the representative deed (the “Representative Deed”) to be entered into on or about the date of the Closing, between the Purchasers and a Creditor Representative to be named therein. Pursuant to the terms of the Representative Deed, the Creditor Representative will (a) execute and deliver the Intercreditor Agreement on behalf of all of the holders from time to time of the Notes, (b) act as the Purchaser’s and each holder of a Note’s agent under and in connection with the Note Documents and (c) exercise the rights, powers, authorities and discretions under and with respect to the Note Documents specifically given to the Creditor Representative under the Representative Deed.

SECTION 2.                                         SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 3.                                         CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York New York 10166, commencing at 5:00 a.m., eastern time, at a closing (the “Closing”) on June 26, 2015 or on such other Business Day thereafter on or prior to July 15, 2015 as may be agreed upon by the Company and the Purchasers (the “Closing Date”).  At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to the account identified in the funding instructions letter delivered pursuant to Section 4.10. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction or such failure by the Company to tender such Notes.

SECTION 4.                                         CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1.                                                Representations and Warranties. The representations and warranties of the Note Parties in this Agreement shall be correct when made and at the Closing.

Section 4.2.                                                Performance; No Default. Each Note Party shall have performed and complied in all Material respects with all agreements and conditions contained in this Agreement and the other Note Documents required to be performed or complied with by it prior to or at the Closing and from the date of this Agreement to the Closing assuming that Sections 9 and 10 are applicable from the date of this Agreement.  From the date of this Agreement until the Closing, before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither Parent nor any Parent Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

Section 4.3.                                                Compliance Certificates.

(a)                                 Officer’s Certificates. Each Note Party shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)                                 Secretary’s or Director’s Certificates. Each Note Party shall have delivered to such Purchaser a certificate of its Secretary, an Assistant Secretary, a Director or another appropriate person, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings (of each Note Party and any necessary shareholders of any Note Party) relating to the authorization, execution and delivery of (in the case of the Company) the Notes, this Agreement and the other Note Documents, (ii) such Note Party’s organizational documents as then in effect, (iii) a specimen of the signature of each person authorized by the resolutions referred to in clause (i) above in relation to the Note Documents.

Section 4.4.                                                Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from (i) Latham & Watkins LLP, U.S. special counsel for the Note Parties, and (ii) Latham & Watkins (London) LLP, English special counsel for the Note Parties, substantially in form and substance reasonably satisfactory to the Purchasers and their special counsel (and the Note Parties hereby instruct counsel to deliver such opinions to the Purchasers) and (b) from Greenberg Traurig, LLP, the Purchasers’ special counsel in connection with such transactions, covering such matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5.                                                Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any stamp, registration, notarial or similar Taxes or fees under or pursuant to any applicable law or regulation in effect on the date hereof. If requested by such Purchaser in writing, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.                                                Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.

Section 4.7.                                                Payment of Special Counsel Fees. Without limiting Section 16.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8.                                                Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

Section 4.9.                                                Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10.                                         Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number/Swift Code/IBAN and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11.                                         Acceptance of Appointment to Receive Service of Process. Such Purchaser shall have received evidence of the acceptance by Corporation Service Company of the appointment and designation provided for by Section 24.7(e) for the period from the date of the Closing to June 26, 2028 (and the payment in full of all fees in respect thereof).

Section 4.12.                                         Transaction Security. The Transaction Security Documents shall constitute in favor of the Security Trustee for the benefit of the holders of the Notes, a valid and perfected security interest in the Transaction Security intended to be subject thereto.

Section 4.13.                                         Transaction Documents. The Company shall have furnished each Purchaser with true, correct and complete copies of each of the following documents in full force and effect and, in the case of (iii) and (viii) to (xi) inclusive only, reasonably satisfactory in form and substance to each Purchaser:

(i)                                     the RCF Facilities Agreement;

(ii)                                  the Term Facility Agreement;

(iii)                               the Intercreditor Agreement;

(iv)                              the English law debenture dated January 29, 2010 between the Parent, RFJ, MUL, MUFC and the Company and J.P. Morgan Europe Limited;

(v)                                 the English law mortgage dated January 29, 2010 between MUL and J.P. Morgan Europe Limited;

(vi)                              the English law mortgage dated January 29, 2010 between MUFC and J.P. Morgan Europe Limited;

(vii)                           the English law mortgage dated April 23, 2010 between MUL and J.P. Morgan Europe Limited;

(viii)                        an English law governed supplemental debenture executed by the Note Parties party thereto (the “Supplemental Debenture”);

(ix)                              an English law governed supplemental mortgage executed by MUL;

(x)                                 an English law governed supplemental mortgage executed by MUFC; and

(xi)                              an English law governed mortgage executed by MUL.

Section 4.14.                                         Rating Requirement. The Notes shall have been assigned an investment grade debt rating of BBB- or higher by DBRS Limited, and each Purchaser shall have received a copy of a letter from DBRS Limited confirming such rating.

Section 4.15.                                         Retirement of Certain Indebtedness. On the Closing Date the Note Parties shall have (a) made arrangements satisfactory to the Purchasers for the application of proceeds from the sale of the Notes to the retirement on the Closing Date of all outstanding obligations under the Existing Note Documents and shall provide to the Purchasers evidence of such application and repayment and (b) provided a certificate of a Responsible Officer of the Parent confirming that the Total Commitments under, and as defined in, the Term Loan Facility have been prepaid and cancelled to reduce the outstanding Indebtedness thereunder to an aggregate principal amount of $225 million (or its equivalent) on or prior to the Closing Date.

Section 4.16.                                         Absence of Material Adverse Effect. There shall not have occurred any Material Adverse Effect since the date of the most recent audited financial statements referred to in Section 5.5.

Section 4.17.                                         Other Deliveries. The Purchasers shall have received copies of the Champions League Adjustment Spreadsheet, the Group Structure Chart, a list of all Specified Contracts (which Specified Contracts shall have been reviewed by the Purchasers’ special counsel) and the Funds Flow Statement.

Section 4.18.                                         Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5.                                         REPRESENTATIONS AND WARRANTIES OF THE NOTE PARTIES.

Each Note Party represents and warrants to each Purchaser that:

Section 5.1.                                                Organization; Power and Authority. Each Note Party is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, in each case, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Note Party has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and (in the case of the Company) the Notes and to perform the provisions hereof and thereof.

Section 5.2.                                                Authorization, Etc. This Agreement has been duly authorized by all necessary corporate action on the part of the Note Parties and the Notes have been duly authorized by all necessary corporate action on the part of the Company. Subject to the Legal Reservations, (i) this Agreement constitutes a legal, valid and binding obligation of the Note Parties enforceable against the Note Parties in accordance with its terms, and (ii) upon execution and delivery thereof as provided herein each Note will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 5.3.                                                Disclosure. The Company, through its agent, Banc of America Merrill Lynch, has delivered to each Purchaser a copy of a Confidential Private Placement Memorandum, dated April 2015 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of Parent and the Parent Subsidiaries. This Agreement, the Memorandum, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to May 6, 2015 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein in light of the circumstances under which they were made not misleading; provided that, with respect to projected financial information, each Note Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time in light of all facts and circumstances then existing and known to its Responsible Officers, and on information generally known and available in the industry, it being understood that such projected financial information is not a guarantee of financial performance and actual results may be different from such projected financial information. Except as disclosed in the Disclosure Documents, since March 31, 2015, there has been no change in the financial condition, operations, business, properties or prospects of Parent or any Parent Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.4.                                                Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a)                                 Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) Parent’s Subsidiaries, showing, as to Parent and each Parent Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by Parent and each other Parent Subsidiary and whether such Subsidiary is a Guarantor and (ii) Parent’s directors.

(b)                                 All of the outstanding shares of capital stock or similar equity interests of each Parent Subsidiary shown in Schedule 5.4 as being owned by Parent and the Parent Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by Parent or a Parent Subsidiary free and clear of any Lien that is prohibited by this Agreement.

Section 5.5.                                                Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of MU Cayman and its subsidiaries (including Parent and the Parent Subsidiaries) listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of MU Cayman and its subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in conformity with IFRS as adopted by the European Union, International Financial Reporting Interpretations Committee interpretations and the Companies Act 2006, or GAAP, as applicable, consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). Parent and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6.                                                Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Note Parties of this Agreement and by the Company of the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of Parent or any Parent Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, memorandum of association, articles of association, regulations or by-laws, shareholders agreement or any other agreement or instrument to which Parent or any Parent Subsidiary is bound or by which Parent or any Parent Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to Parent or any Parent Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to Parent or any Parent Subsidiary.

Section 5.7.                                                Governmental Authorizations, Etc.

(a)                                 No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or, other than the satisfaction of the Perfection Requirements, performance by the Note Parties of the Note Documents to which they are respectively parties (including without limitation the execution, delivery and performance of the Notes by the Company), including any thereof required in connection with the obtaining of Dollars to make payments under this Agreement, the Notes or the other Note Documents and the payment of such Dollars to Persons resident in the United States of America. Subject to the Legal Reservations, it is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in England and Wales of this Agreement, the Notes or the other Note Documents that any thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax.

(b)                                 Under the laws of England and Wales it is not necessary that the Note Documents be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid upon the execution of the Note Documents or the sale and purchase of the Notes pursuant to this Agreement except any filing, recording or enrolling or any Tax or fee payable in connection with the Transaction Security.

(c)                                  Subject to the Legal Reservations, the choice of New York law as the governing law of this Agreement and the Notes will be recognized and enforced in the Relevant Jurisdictions of each Note Party.

(d)                                 Subject to the Legal Reservations, any judgment obtained in England and Wales in relation to a Note Document will be recognized and enforced in the Relevant Jurisdictions of each Note Party.

Section 5.8.                                                Litigation; Observance of Agreements, Statutes and Orders.

(a)                                 There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Note Parties, threatened against or affecting Parent or any Parent Subsidiary or any property of Parent or any Parent Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Neither Parent nor any Parent Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), in each case, which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  No labor disputes are current or, to each Note Party’s knowledge, threatened against Parent or any Parent Subsidiary which have or could reasonably be expected to have a Material Adverse Effect.

Section 5.9.                                                Taxes.

(a)                                 The Note Parties have filed all tax returns that are required to have been filed by them in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments relating to taxes required to be paid by them that are levied upon them or their properties, assets, income or franchises pursuant to applicable law, to the extent such taxes and assessments relating to taxes have become due and payable and before they have become delinquent, except for any taxes and assessments relating to taxes (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which Parent or a Parent Subsidiary, as the case may be, has established adequate reserves in accordance with IFRS or GAAP, as applicable. The charges, accruals and reserves on the books of Parent and its Subsidiaries in respect of federal, national, state or other taxes for all fiscal periods have been calculated in accordance with IFRS or GAAP, as applicable.

(b)                                 (i) No liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority of the United Kingdom or the United States or any political subdivision thereof will be incurred by any Note Party or any holder of a Note as a result of the execution or delivery of this Agreement or the Notes, (ii) no deduction or withholding in respect of Taxes imposed by or for the account of the United Kingdom is required to be made from any payment by the Note Parties under this Agreement or the Notes to any Holder of a Note which is (A) a Qualifying Purchaser falling with paragraph (E) of the definition of “Qualifying Purchaser”, or (B) a Qualifying Purchaser falling within paragraph (B), (C) or (D) of the definition of “Qualifying Purchaser” where the relevant Note Party has a “reasonable belief” as defined for the purposes of section 930 of the ITA, or (C) a Treaty Purchaser and the payment is one specified in a direction given by the Commissioners of Revenue and Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488), (iii) no deduction or withholding in respect of Taxes imposed by or for the account of the United States is required to be made from any payment of interest, principal or premium by the Note Parties under this Agreement or the Notes to any Holder of a Note which is either (A) a U.S. Person that timely provides a properly completed IRS Form W-9 or (B) a holder that is eligible for the benefits of an income tax treaty between the United States and the jurisdiction where such holder is resident for tax purposes which provides a full exemption from withholding taxes on payments of interest and timely provides a properly completed IRS Form W-8BEN-E and (iv) to the knowledge of the Note Parties, no deduction or withholding in respect of Taxes imposed by or for the account of any Taxing Jurisdiction other than the United Kingdom or the United States is required to be made from any payment by the Note Parties under this Agreement or the Notes.

Section 5.10.                                         Title to Property; Leases. Parent and the Parent Subsidiaries have good and marketable title to their respective properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens, except as permitted under the Note Documents and to the extent the failure to have such title or the existence of such liens, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or affect the validity of the security interest in any of the Collateral. All leases to which Parent or any of the Parent Subsidiaries is a party or by which any of them is bound are valid and enforceable against Parent or the Parent Subsidiaries, and are valid and enforceable against the other party or parties thereto and are in full force and effect with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.11.                                         Licenses, Permits, Etc.

(a)                                 Parent and its Subsidiaries own, possess or have the right to use pursuant to license, sublicense, agreement or other permission all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b)                                 To the knowledge of the Note Parties, no product or service of the Note Parties infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c)                                  To the knowledge of the Note Parties, there is no Material violation by any Person of any right of Parent or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by Parent or any of its Subsidiaries.

(d)                                 No consent, approval or any other action by, or on behalf of, the Premier League, the Football Association, the Union of European Football Associations or the Federation Internationale de Football Association is required in connection with the Note Parties entering into and performing their respective obligations under the Note Documents.

Section 5.12.                                         Compliance with ERISA.

(a)                                 Neither the Company nor any ERISA Affiliate maintains, contributes to or is obligated to maintain or contribute to, or has, at any time within the past six years, maintained, contributed to or been obligated to maintain or contribute to, any employee benefit plan which is subject to Title I or Title IV of ERISA or section 4975 of the Code (a “U.S. Plan”). Neither the Company nor any ERISA Affiliate is, or has ever been at any time within the past six years, a “party in interest” (as defined in section 3(14) of ERISA) or a “disqualified person” (as defined in section 4975 of the Code) with respect to any U.S. Plan.

(b)                                 All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by Parent and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

(c)                                  The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of Parent’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by an amount that would reasonably be expected to have a Material Adverse Effect.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(d)                                 The Company and its ERISA Affiliates have not incurred any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section 5.13.                                         Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 15 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction, including the jurisdiction of organization of the Company.

Section 5.14.                                         Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder (i) to the redemption of the Existing Notes, (ii) to the prepayment of the Term Loan Facility to reduce the outstanding Indebtedness thereunder to an aggregate principal amount of $225 million (or its sterling equivalent) and (iii) to the extent any proceeds remain following the use of proceeds in the foregoing clauses (i) and (ii), to the making of Proceeds Loans pursuant to the Proceeds Loan Agreement to MUL for application in turn by MUL for general corporate purposes.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Note Parties in a violation of Regulation X of said Board

(12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of Parent and its Subsidiaries and the Note Parties do not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.                                         Existing Indebtedness; Future Liens.

(a)                                 Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of Parent and its Subsidiaries as of March 31, 2015 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of Parent or its Subsidiaries except as described in the Disclosure Documents. Neither Parent nor any Parent Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of Parent or such Subsidiary and no event or condition exists with respect to any Indebtedness of Parent or any Parent Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)                                 Except as disclosed in Schedule 5.15, neither Parent nor any Parent Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness not permitted by Section 10.5.

(c)                                  Neither Parent nor any Parent Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of Parent or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of any Note Party, except as disclosed in Schedule 5.15.

Section 5.16.                                         Foreign Assets Control Regulations, Etc.

(a)                                 Neither Parent nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)                                 Neither Parent nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to any Note Party’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)                                  No part of the proceeds from the sale of the Notes hereunder:

(i)                                     constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by Parent or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)                                  will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)                               will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)                                 Parent has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that Parent and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17.                                         Status under Certain Statutes. Neither Parent nor any Parent Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended.

Section 5.18.                                         Environmental Matters.

(a)                                 No Note Party has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against Parent or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 No Note Party has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)                                  Neither Parent nor any Parent Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)                                 Neither Parent nor any Parent Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)                                  All buildings on all real properties now owned, leased or operated by Parent or any Parent Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.19.                                         Ranking of Obligations. The Note Parties’ payment obligations under this Agreement and the Notes will, upon issuance of the Notes, rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Note Parties. Subject to the Legal Reservations, the terms of the Intercreditor Agreement and to any Lien which is permitted under this Agreement, the Transaction Security will rank in priority as specified in the relevant Transaction Security Document relating thereto and is not subject to any prior ranking or pari passu ranking Lien provided that no representation or warranty is given concerning whether any Transaction Security is of a fixed or floating nature.

Section 5.20.                                         Solvency. No:

(a)                                 corporate action, legal proceeding or other procedure or step described in Section 11(g); or

(b)                                 creditors’ process described in Section 11(h),

has been taken or, to the knowledge of the Note Parties, threatened in relation to Parent or any Parent Subsidiary and none of the circumstances described in Section 11(g) applies to Parent or any Parent Subsidiary.

Section 5.21.                                         Security.

(a)                                 Subject to the Legal Reservations, each Transaction Security Document to which each Note Party is a party validly creates (or will create, upon the completion of any applicable Perfection Requirements) the Lien which is expressed to be created by that Transaction Security Document and evidences the Lien it is expressed to evidence provided that no representation or warranty is given concerning whether any Lien is of a fixed or floating nature.

(b)                                 As at the time any Note Party enters into a Transaction Security Document, it is the sole legal and beneficial owner or lessee or licensee of or is otherwise entitled to use all of the Material assets necessary to carry on its business as presently conducted, including, in the case of any shares of any Parent Subsidiary which are the subject of the Transaction Security (but subject to any registrations required to be made by the board of directors of such Parent Subsidiary), absolute legal and (where relevant) beneficial ownership thereof.

(c)                                  As at the time any Note Party enters into a Transaction Security Document the entire share capital of MUL is legally and beneficially owned by Parent and RFJ free from any claims, third party rights or competing interests other than pursuant to the Transaction Security Documents.

Section 5.22.                                         Accounting Reference Date. The accounting reference date of Parent and each Parent Subsidiary is the Accounting Reference Date.

Section 5.23.                                         Centre of Main Interests and Establishments. Each Note Party incorporated in the European Union has its “centre of main interests” (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”)) in the jurisdiction of its incorporation as at the date hereof and such Note Party has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

Section 5.24.                                         No Adverse Consequences.

(a)                                 It is not necessary under the laws of the Relevant Jurisdictions of any Note Party:

(i)                                     in order to enable any holder of a Note to enforce its rights under any Note Document; or

(ii)                                  by reason of the execution of any Note Document or the performance by it of its obligations under any Note Document,

that any holder of a Note should be licensed, qualified or otherwise entitled to carry on business in any Relevant Jurisdiction of any Note Party.

(b)                                 No holder of a Note is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction of any Note Party by reason only of the execution, performance and/or enforcement of any Note Document.

Section 5.25.                                         Pensions. Except for the Football League Limited Pension and Life Assurance Scheme and the Professional Footballers’ Pension Scheme (and in the case of Parent only in so far as it is aware):

(a)                                 neither Parent nor any of its Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993); and

(b)                                 neither Parent nor any of its Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.

SECTION 6.                                         REPRESENTATIONS OF THE PURCHASERS.

Section 6.1.                                                Purchase for Investment. Each Purchaser severally represents that such Purchaser is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Such Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes. Such Purchaser (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Notes, (ii) is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), and (iii) acknowledges that it has had the opportunity to discuss the information available to it relating to the sale of the Notes with such advisors as it has deemed appropriate.

Section 6.2.                                                Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)                                 the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)                                 the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)                                  the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)                                 the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent ten percent (10%) or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)                                  the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)                                   the Source is a governmental plan; or

(g)                                  the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)                                 the Source does not include “plan assets” within the meaning of 29 CFR 2510.3-101, as modified by section 3(42) of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 7.                                         INFORMATION AS TO COMPANY.

Section 7.1.                                                Financial and Business Information. Parent shall deliver to each Purchaser and each holder of a Note that is an Institutional Investor (and for purposes of this Agreement the information required by this Section 7.1 shall be deemed delivered on the date of delivery of such information in the English language or the date of delivery of an English translation thereof):

(a)                                 Interim Statements — within 60 days (or, if earlier, the date on which such financial statements are delivered under any Material Credit Facility) after the end of each quarterly fiscal period in each fiscal year of Parent (other than the last quarterly fiscal period of each such fiscal year), reports containing the following information:

(i)                                     an unaudited condensed consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal period, and

(ii)                                  unaudited condensed consolidated statements of income and cash flows of Parent and its Subsidiaries, for such fiscal period and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding period in the previous fiscal year, all in reasonable detail, prepared in accordance with IFRS applicable to interim financial statements generally, and certified by a Senior Financial Officer of Parent (other than in a case of delivery in accordance with Section 7.4(a)) as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, together with condensed footnote disclosure and accompanied by reports containing the following information:

(A)                               pro forma income statement and balance sheet information of Parent, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations (excluding acquisitions or dispositions of player registrations) that have occurred since the beginning of the most recently completed fiscal quarter as to which such quarterly report relates, and

(B)                               an operating and financial review of the unaudited financial statements (including a discussion by business segment), including a discussion of the consolidated financial condition and results of operations of Parent and any material change between the current quarterly period and the corresponding period of the prior year;

provided, however, that if Parent has designated any Parent Subsidiaries as Unrestricted Subsidiaries and one or more of such Subsidiaries are Significant Subsidiaries, then the interim financial statements and other information required to be furnished pursuant to this Section 7.1(a) will include a reasonably detailed presentation (either on the face of the financial statements, in the footnotes thereto, or by separate delivery) of the financial condition and results of operations of Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Parent; provided, further, that delivery pursuant to Section 7.4(a) (if such delivery satisfies all of the requirements of this Section 7.1(a)) shall be deemed to satisfy the requirements of this Section 7.1(a) in full, including, but not limited to, the requirement that the financial statements are certified by a Senior Financial Officer of Parent;

(b)                                 Annual Statements — within 120 days (or, if earlier, the date on which such financial statements are delivered under any Material Credit Facility) after the end of each fiscal year of Parent, duplicate copies of annual reports containing the following information with a level of detail that is substantially comparable and similar in scope to the most recently generated annual statement delivered to the Purchasers prior to the Closing Date (with appropriate revisions, as reasonably determined by Parent, to reflect segment reporting):

(i)                                     an audited consolidated balance sheet of Parent and its Subsidiaries as at the end of such year, and

(ii)                                  audited consolidated statements of income and cash flows of Parent and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with IFRS, and accompanied by (x) an opinion thereon (without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized international standing, which opinion shall generally indicate that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with IFRS, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances and (y) copies of

(A)                               pro forma income statement and balance sheet information of Parent, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations (excluding acquisitions or dispositions of player registrations) that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates,

(B)                               an operating and financial review of the audited financial statements, including a discussion of the results of operations (including a discussion by business segment), financial condition and liquidity and capital resources, and a discussion of material commitments and contingencies and critical accounting policies, and

(C)                               a description of all Material affiliate transactions and a description of all Material debt instruments of Parent and its Restricted Subsidiaries;

provided, however, that if Parent has designated any Parent Subsidiaries as Unrestricted Subsidiaries and one or more of such Subsidiaries are Significant Subsidiaries, then the annual financial statements and other information required to be furnished pursuant to this Section 7.1(b) will include a reasonably detailed presentation (either on the face of the financial statements, in the footnotes thereto, or by separate delivery) of the financial condition and results of operations of Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Parent; provided, further, that delivery pursuant to Section 7.4(a) (if such delivery satisfies all of the requirements of this Section 7.1(b)) shall be deemed to satisfy the requirements of this Section 7.1(b) in full;

(c)                                  Certain Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, circular, notice, proxy statement or similar document sent by Parent or any Subsidiary (x) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing, borrowing availability, projections and budgeting) or (y) to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser or holder), and each prospectus and all amendments thereto filed by Parent or any Subsidiary with the SEC or any similar Governmental Authority or securities exchange and of all press releases and other statements made available generally by Parent or any Subsidiary to the public concerning developments that are Material;

(d)                                 Notice of Default or Event of Default — promptly, and in any event within 5 days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action Parent is taking or proposes to take with respect thereto;

(e)                                  Employee Benefits Matters — promptly, and in any event within 5 days after a Responsible Officer becoming aware of the receipt by Parent or any of its Affiliates of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans, (a written notice setting forth the nature thereof and the action, if any, that Parent or any of its Affiliates proposes to take with respect thereto;

(f)                                   Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to Parent or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g)                                  Resignation or Replacement of Auditors — within 10 days following the date on which Parent’s auditors resign or Parent elects to change auditors, as the case may be, notification thereof, together with such supporting information as the Required Holders may request;

(h)                                 Certain Material Transactions — promptly after the closing of any material acquisition, disposition or restructuring of Parent and the Restricted Subsidiaries, taken as a whole (in each case, excluding players unless publicly announced), or any senior management (other than the club manager unless publicly announced) changes at Parent or any other Note Party, or any other material event that Parent announces publicly, in each case, a report containing a description of such event; and

(i)                                     Requested Information — with reasonable promptness, such other data and information relating to the business, operations, corporate affairs, financial condition, assets or properties of Parent or any of its Subsidiaries or relating to the ability of any Note Party to perform its obligations hereunder, under the Notes or under any other Note Document as from time to time may be reasonably requested by any such Purchaser or holder of a Note, including information readily available to Parent explaining Parent’s financial statements if such information has been requested by the SVO in order to assign or maintain a designation of the Notes.

Section 7.2.                                                Officer’s Certificate. Each set of financial statements delivered to a Purchaser or a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a)                                 Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether Note Parties were in compliance with the requirements of Section 10 during the interim or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations), and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that Parent or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 24.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from IFRS with respect to such election;

(b)                                 Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of Parent and its Subsidiaries from the beginning of the interim or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of Parent or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action Parent shall have taken or proposes to take with respect thereto; and

(c)                                  Guarantors — setting forth a list of all Parent Subsidiaries that are Guarantors and certifying that each Parent Subsidiary that is required to be a Guarantor pursuant to Section 10.9 is a Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.

Section 7.3.                                                Visitation.  Parent shall permit the representatives of each Purchaser and each holder of a Note that is an Institutional Investor:

(a)                                 No Default — if no Default or Event of Default then exists, upon a prior written notice by any such Purchaser or such holder that is not a Competitor and at the expense of the respective participating holders, to visit the principal executive office of Parent, to discuss the affairs, finances and accounts of Parent and its Restricted Subsidiaries with Parent’s Specified Officers and (with the consent of Parent, which consent will not be unreasonably withheld or delayed) to visit the other offices and properties of Parent and each Restricted Subsidiary, all at such reasonable times (during normal business hours (excluding any match days)) within 45 days of such written notice as provided by the Parent pursuant to a written notice to all holders of the Notes that are Institutional Investors and not a Competitor delivered at least ten (10) Business Days’ prior to such visit;  provided, that such visitation rights are limited to no more than one (1) visit per Season (beginning with the Season commencing July 1, 2015) for all holders of the Notes that are Institutional Investors in the aggregate; but, provided further, that, if, at the option of Parent, Parent elects to meet with such holder who provides notice pursuant to this Section 7.3(a) without providing notice to each other holder of the Notes that is an Institutional Investor, then such visit shall not constitute a visit pursuant to this Section 7.3(a); and

(b)                                 Default — if a Default or Event of Default then exists, at the reasonable expense of Parent to visit and inspect any of the offices or properties of Parent or any of its Restricted Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision Parent authorizes said accountants to discuss the affairs, finances and accounts of Parent and its Subsidiaries), all at such reasonable times (during normal business hours (excluding any match days) with three Business Days prior notice being deemed reasonable hereunder) and as often as may be reasonably requested with regard for the need to keep disruption to the business to a minimum.

Section 7.4.                                                Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by Parent pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if Parent satisfies any of the following requirements with respect thereto:

(a)                                 such reports satisfying the requirements of Section 7.1(a), Section 7.1(b) or Section 7.1(c) have been filed with the SEC and such reports are publicly available on the SEC’s website or (2) Parent may elect, in lieu of providing the reports referred to in Section 7.1(a), Section 7.1(b) or Section 7.1(c), to make available on the SEC’s website (provided such reports are publicly available) the annual and quarterly reports (for the first three quarters of any fiscal year) of MU Cayman; provided, however, that with respect to any financial statements of MU Cayman, if the audited consolidated financial statements and quarterly consolidated financial statements contain any material differences in the financial condition or results of operations as between MU Cayman and its Subsidiaries on a consolidated basis and Parent and the Parent Subsidiaries on a consolidated basis for such periods (other than differences relating to differences in ownership structure (including any employee equity or incentive plans or arrangements or any Subordinated Shareholder Funding)), Parent shall deliver (in accordance with the methods specified in Section 7.4(b) or Section 7.4(c)) to each Purchaser or holder of a Note (or make available on the SEC’s website) a description of such differences;

(b)                                 such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each Purchaser or holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to Parent; or

(c)                                  such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of Parent on IntraLinks or on any other similar website to which each Purchaser or holder of Notes has free access or are made available on its home page on the internet, (which is located at http://www.manutd.com as of the date of this Agreement);

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 21 of this Agreement); provided further, that (x) in the case of clause (c), Parent shall have given each Purchaser or holder of a Note prior written notice, which may be by e-mail or in accordance with Section 19, of such posting or availability in connection with each delivery; and (y) upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, Parent will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

Section 7.5.                                                Limitation on Disclosure Obligation. Parent shall not be required to disclose the following information pursuant to Section 7.1(c)(i)(x), 7.1(e), 7.1(f), 7.1(h) or 7.3:

(a)                                 information that Parent determines after consultation with counsel qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 21, it would be prohibited from disclosing by applicable law or regulations without making public disclosure thereof; or

(b)                                 information that, notwithstanding the confidentiality requirements of Section 21, Parent is prohibited from disclosing by the terms of an obligation of confidentiality contained in any agreement with any non-Affiliate binding upon Parent and not entered into in contemplation of this clause (b), provided that Parent shall use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made to permit the disclosure of the relevant information.

Promptly after determining that Parent is not permitted to disclose any information as a result of the limitations described in this Section 7.5, Parent will provide each of the holders with an Officer’s Certificate describing generally the requested information that Parent is prohibited from disclosing pursuant to this Section 7.5 and the circumstances under which Parent is not permitted to disclose such information.

Section 7.6.                                                Public Debt Meetings. Parent will invite each holder of Notes to all public calls (to the extent held) for the holders of any Public Debt and give each holder of Notes reasonable notice of such calls, provided that no such holder may speak during such calls other than to register their attendance.

SECTION 8.                                         PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1.                                                Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2.                                                Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than two Business Days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 18. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.7), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3.                                                Prepayment for Tax Reasons.

(a)                                 If at any time as a result of a Change in Tax Law (as defined below) the Company is or becomes obligated to make any Additional Payments (as defined below) in respect of any payment of interest on account of any of the Notes in an aggregate amount for all affected Notes equal to 5% or more of the aggregate amount of such interest payment on account of all of the Notes, the Company may give the holders of all affected Notes irrevocable written notice (each, a “Tax Prepayment Notice”) of the prepayment of such affected Notes on a specified prepayment date (which shall be a Business Day not less than 30 days nor more than 60 days after the date of such notice) and the circumstances giving rise to the obligation of the Company to make any Additional Payments and the amount thereof and stating that all of the affected Notes shall be prepaid on the date of such prepayment at 100% of the principal amount so prepaid together with interest accrued thereon to the date of such prepayment plus an amount equal to the Modified Make-Whole Amount for each such Note, except in the case of an affected Note if the holder of such Note shall, by written notice given to the Company no more than 20 days after receipt of the Tax Prepayment Notice, reject such prepayment of such Note (each, a “Rejection Notice”). Such Tax Prepayment Notice shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Modified Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. The form of Rejection Notice shall also accompany the Tax Prepayment Notice and shall state with respect to each Note covered thereby that execution and delivery thereof by the holder of such Note shall operate as a permanent waiver of such holder’s right to receive the Additional Payments arising as a result of the circumstances described in the Tax Prepayment Notice in respect of all future payments of interest on such Note (but not of such holder’s right to receive any Additional Payments that arise out of circumstances not described in the Tax Prepayment Notice or which exceed the amount of the Additional Payment described in the Tax Prepayment Notice), which waiver shall be binding upon all subsequent transferees of such Note. The Tax Prepayment Notice having been given as aforesaid to each holder of the affected Notes, the principal amount of such Notes together with interest accrued thereon to the date of such prepayment plus the Modified Make-Whole Amount shall become due and payable on such prepayment date, except in the case of Notes the holders of which shall timely give a Rejection Notice as aforesaid. Two Business Days prior to such prepayment, the Company shall deliver to each holder of a Note being so prepaid a certificate of a Senior Financial Officer specifying the calculation of such Modified Make-Whole Amount as of such prepayment date.

(b)                                 No prepayment of the Notes pursuant to this Section 8.3 shall affect the obligation of the Company to pay Additional Payments in respect of any payment made on or prior to the date of such prepayment. For purposes of this Section 8.3, any holder of more than one affected Note may act separately with respect to each affected Note so held (with the effect that a holder of more than one affected Note may accept such offer with respect to one or more affected Notes so held and reject such offer with respect to one or more other affected Notes so held).

(c)           The Company may not offer to prepay or prepay Notes pursuant to this Section 8.3 until the Company shall have taken commercially reasonable steps to mitigate the requirement to make the related Additional Payments, and any Tax Prepayment Notice given pursuant to this Section 8.3 shall certify to the foregoing and describe such mitigation steps, if any.

(d)           For purposes of this Section 8.3: “Additional Payments” means additional amounts required to be paid to a holder of any Note pursuant to Section 13 by reason of a Change in Tax Law; and a “Change in Tax Law” means (individually or collectively with one or more prior changes) (i) an amendment to, or change in, any law, treaty, rule or regulation of any Taxing Jurisdiction after the date of the Closing, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation after the date of the Closing, which amendment or change is in force and continuing and meets the opinion requirements described below or (ii) in the case of any other jurisdiction that becomes a Taxing Jurisdiction after the date of the Closing, an amendment to, or change in, any law, treaty, rule or regulation of such jurisdiction, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation, in any case after such jurisdiction shall have become a Taxing Jurisdiction, which amendment or change is in force and continuing and meets such opinion requirements. No such amendment or change shall constitute a Change in Tax Law unless the same would (as supported by a written opinion of counsel having recognized expertise in the field of taxation in the relevant Taxing Jurisdiction, which shall be delivered to all holders of the Notes prior to or concurrently with the Tax Prepayment Notice in respect of such Change in Tax Law) affect the deduction or require the withholding of any Tax imposed by such Taxing Jurisdiction on any payment payable on the Notes.

Section 8.4.                Prepayment in Connection with a Noteholder Sanctions Event.

(a)           Upon the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Event has occurred (which notice shall refer specifically to this Section 8.4(a) and describe in reasonable detail such Noteholder Sanctions Event), the Company shall promptly, and in any event within 10 Business Days, make an offer (the “Sanctions Prepayment Offer”) to prepay the entire unpaid principal amount of Notes held by such Affected Noteholder (the “Affected Notes”), together with interest thereon to the prepayment date selected by the Company with respect to each Affected Note but without payment of any Make-Whole Amount or Modified Make-Whole Amount with respect thereto, which prepayment shall be on a Business Day not less than 30 days and not more than 60 days after the date of the Sanctions Prepayment Offer (the “Sanctions Prepayment Date”). Such Sanctions Prepayment Offer shall provide that such Affected Noteholder notify the Company in writing by a stated date (the “Sanctions Prepayment Response Date”), which date is not later than 10 Business Days prior to the stated Sanctions Prepayment Date, of its acceptance or rejection of such prepayment offer. If such Affected Noteholder does not notify the Company as provided above, then the holder shall be deemed to have accepted such offer.

(b)           Subject to the provisions of subparagraphs (c) and (d) of this Section 8.4, the Company shall prepay on the Sanctions Prepayment Date the entire unpaid principal amount of the Affected Notes held by such Affected Noteholder who has accepted (or has been deemed to have accepted) such prepayment offer (in accordance with subparagraph (a)), together with interest thereon to the Sanctions Prepayment Date with respect to each such Affected Note, but without payment of any Make-Whole Amount or Modified Make-Whole Amount with respect thereto.

(c)           If a Noteholder Sanctions Event has occurred but Parent and/or its Controlled Entities have taken such action(s) in relation to their activities so as to remedy such Noteholder Sanctions Event (with the effect that a Noteholder Sanctions Event no longer exists, as reasonably determined by such Affected Noteholder) prior to the Sanctions Prepayment Date, then the Company shall no longer be obliged or permitted to prepay such Affected Notes in relation to such Noteholder Sanctions Event. If Parent and/or its Controlled Entities shall undertake any actions to remedy any such Noteholder Sanctions Event, the Company shall keep the holders reasonably and timely informed of such actions and the results thereof.

(d)           If any Affected Noteholder that has given written notice to the Company of its acceptance of (or has been deemed to have accepted) the Company’s prepayment offer in accordance with subparagraph (a) also gives notice to the Company prior to the relevant Sanctions Prepayment Date that it has determined (in its sole discretion) that it requires clearance from any Governmental Authority in order to receive a prepayment pursuant to this Section 8.4, the principal amount of each Note held by such Affected Noteholder, together with interest accrued thereon to the date of prepayment, shall become due and payable on the later to occur of (but in no event later than the Maturity Date of the relevant Note) (i) such Sanctions Prepayment Date and (ii) the date that is 10 Business Days after such Affected Noteholder gives notice to the Company that it is entitled to receive a prepayment pursuant to this Section 8.4 (which may include payment to an escrow account designated by such Affected Noteholder to be held in escrow for the benefit of such Affected Noteholder until such Affected Noteholder obtains such clearance from such Governmental Authority), and in any event, any such delay in accordance with the foregoing clause (ii) shall not be deemed to give rise to any Default or Event of Default.

(e)           Promptly, and in any event within 5 Business Days, after the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Event shall have occurred with respect to such Affected Noteholder, the Company shall forward a copy of such notice to each other Purchaser or holder of Notes.

(f)            The Company shall promptly, and in any event within 10 Business Days, give written notice to the Purchasers or holders after Parent or any Controlled Entity having been notified that (i) its name appears or may in the future appear on a State Sanctions List or (ii) it is in violation of, or is subject to the imposition of sanctions under, any U.S. Economic Sanctions Laws, in each case which notice shall describe the facts and circumstances thereof and set forth the action, if any, that Parent or a Controlled Entity proposes to take with respect thereto.

(g)           The foregoing provisions of this Section 8.4 shall be in addition to any rights or remedies available to any Purchaser or holder of Notes that may arise under this Agreement as a result of the occurrence of a Noteholder Sanctions Event; provided, that, if the Notes shall have been declared due and payable pursuant to Section 12.1 as a result of the events, conditions or actions of Parent or its Controlled Entities that gave rise to a Noteholder Sanctions Event, the remedies set forth in Section 12 shall control.

Section 8.5.                Excess Proceeds Prepayment Offer. In the event the Company obtains Excess Proceeds from an Asset Sale in accordance with Section 10.3(c), the Company shall offer to prepay (an “Excess Proceeds Prepayment Offer”) each outstanding Note in a principal amount which equals the Ratable Portion for such Note, together with accrued interest thereon to the date of such prepayment, but without any Make-Whole Amount or Modified Make-Whole Amount. The Company shall give written notice of such offer of prepayment to the holders of all outstanding Notes, which notice shall (i) refer specifically to this Section 8.5 and describe in reasonable detail the event or condition giving rise to such offer to prepay the Notes, (ii) specify the Ratable Portion of each Note being offered to be prepaid, (iii) specify a date (which must be a Business Day) for such prepayment not less than 30 days and not more than 60 days after the date of such notice (the “Disposition Prepayment Date”) and specify the Disposition Response Date (as defined below) and (iv) offer to prepay on the Disposition Prepayment Date such Ratable Portion of each Note together with interest accrued thereon to the Disposition Prepayment Date. Each holder of a Note shall notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company (provided, however, that any holder who fails to so notify the Company shall be deemed to have rejected such offer) on a date at least 10 days prior to the Disposition Prepayment Date (such date 10 days prior to the Disposition Prepayment Date being the “Disposition Response Date”), and the Company shall prepay on the Disposition Prepayment Date such Ratable Portion of each Note held by the holders who have accepted such offer in accordance with this Section 8.5, together with accrued interest thereon to the date of such prepayment, but without any Make-Whole Amount or Modified Make-Whole Amount. If, in connection with an Excess Proceeds Prepayment Offer, the Company offers to prepay or prepays any Pari Passu Debt with a make-whole amount, yield maintenance or other premium, then in connection with the Company’s offer to prepay the Notes pursuant to this Section 8.5, the Company shall also include in such offer of prepayment the Make-Whole Amount with respect to the Ratable Portion for each Note (provided, however, that in the case where the Make-Whole Amount is included in such offer of prepayment, any holder who fails to notify the Company of its acceptance or rejection of such offer shall be deemed to have accepted such offer). In the case where the Make-Whole Amount is included in such offer of prepayment, the notice of offer of prepayment shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such offer of prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes that has accepted (or that has been deemed to have accepted) the offer of prepayment, a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.6.                Change of Control Prepayment Offer. Promptly (and in any event within ten (10) Business Days) after a Change of Control has occurred, the Company shall give written notice (the “Change of Control Prepayment Notice”) of such fact to all holders of the Notes.

(a)           The Change of Control Prepayment Notice shall (i) describe the facts and circumstances of such Change of Control in reasonable detail, (ii) refer to this Section 8.6 and the rights of the holders hereunder and (iii) contain an offer to prepay the entire unpaid principal amount of Notes held by each holder at 100% of the principal amount of such Notes, together with interest accrued thereon to the prepayment date selected by the Company, but without any Make-Whole Amount or Modified Make-Whole Amount, which prepayment shall be on a date therein specified (the “Change of Control Prepayment Date”), which shall be a Business Day following the Change of Control Response Date referred to in subparagraph (c) below and in any event not more than 60 days after the date of such Change of Control Prepayment Notice.

(b)           Each holder of a Note will notify the Company of such holder’s acceptance or rejection of the offer to prepay made pursuant to this Section 8.6 by giving written notice of such acceptance or rejection to the Company on or before the date for such notice specified in the Change of Control Prepayment Notice (the “Change of Control Response Date”), which specified date shall be not less than 30 days after the date of receipt by such holder of such Change of Control Prepayment Notice. A failure by any holder of Notes to respond to an offer to prepay made pursuant to this Section 8.6 on or before the Change of Control Response Date shall be deemed to constitute a rejection of such offer by such holder. If any holder shall reject (or be deemed to have rejected) such offer with respect to any Note held by such holder on or before the Change of Control Response Date, such holder shall be deemed to have waived its rights under this Section 8.6 to require prepayment of such Note for which such offer was rejected (or deemed rejected) in respect of such Change of Control but not in respect of any subsequent Change of Control.

(c)           The Company shall prepay on the Change of Control Prepayment Date all of the Notes held by the holders as to which such offer has been so accepted, at 100% of the principal amount of each such Note, together with interest accrued thereon to the Change of Control Prepayment Date, but without any Make-Whole Amount or Modified Make-Whole Amount.

(d)           The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 8.2 hereof with respect to the entire principal amount of the Notes outstanding, unless and until there is a default in payment of the applicable prepayment price.

(e)           Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Section 8.7.                Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2 or 8.5, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.8.                Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount or Modified Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount or Modified Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.9.                Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.10.              Make-Whole Amount and Modified Make-Whole Amount.

The terms “Make-Whole Amount” and “Modified Make-Whole Amount” mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that neither the Make-Whole Amount nor the Modified Make-Whole Amount may in any event be less than zero. For the purposes of determining the Make-Whole Amount and/or Modified Make-Whole Amount, the following terms have the following meanings:

“Applicable Percentage” in the case of a computation of the Modified Make-Whole Amount for purposes of Section 8.3 means 1.00% (100 basis points), and in the case of a computation of the Make-Whole Amount for any other purpose means 0.5% (50 basis points).

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2, 8.3, 8.4, 8.5 or 8.6 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of the (x) Applicable Percentage plus (y) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note. If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) the Applicable Percentage plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, 8.3, 8.4, 8.5, 8.6 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2, 8.3, 8.4, 8.5 or 8.6 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.11.              Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount or Modified Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

SECTION 9.              AFFIRMATIVE COVENANTS.

From the date of this Agreement until the Closing and thereafter, so long as any of the Notes are outstanding, the Note Parties covenant and agree that:

Section 9.1.                Compliance with Laws. Without limiting Section 10.15, each Note Party will, and Parent will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16), and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.                Insurance. Each Note Party will (and Parent shall ensure that each member of the Restricted Group will) maintain insurances (other than in respect of permanent disability for players occurring when players are playing, practicing or training for a member of the Restricted Group) on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business. All insurances must be with reputable independent insurance companies or underwriters.

Section 9.3.                Maintenance of Properties. Each Note Party will, and Parent will cause each of its Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent Parent or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Board of Directors of Parent has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.                Payment of Taxes and Claims. Each Note Party will, and Parent will cause each of its Restricted Subsidiaries to, file all tax returns required to be filed by them in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments relating to taxes, governmental charges, or levies required to be paid by them that are imposed on them or any of their properties, assets, income or franchises pursuant to applicable law, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of Parent or any of its Restricted Subsidiaries, provided that neither Parent nor any such Restricted Subsidiary need pay any such tax, assessment relating to taxes, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by Parent or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings, and Parent or such Restricted Subsidiary has established adequate reserves therefor and for the costs of such contest in accordance with IFRS or GAAP, as applicable, on the books of Parent or such Restricted Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Parent will in any event ensure that (i) no Note Party changes its residence for tax purposes where to do so would be, in the reasonable judgment of the Parent, materially prejudicial to the holders of Notes under the Note Documents and (ii) the Company does not become a U.S. Person.

Section 9.5.                Corporate Existence, Etc.. Subject to Section 10.2, each Note Party will at all times preserve and keep its corporate existence in full force and effect. Subject to Sections 10.2 and 10.3, Parent will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into Parent or a Wholly-Owned Subsidiary) and all rights and franchises of Parent and its Subsidiaries unless, in the good faith judgment of Parent, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.                Books and Records. Parent will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with IFRS or GAAP, as applicable, and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over Parent or such Subsidiary, as the case may be. Parent will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets.

Section 9.7.                Evidence of Insurance. Parent shall use all reasonable efforts to procure that the Purchasers are provided with evidence that the Security Trustee has been named, pursuant to Clause 11 of the Supplemental Debenture, the sole loss payee with respect to the policies of insurance required by Section 9.2, within thirty (30) Business Days of the Closing Date.

Section 9.8.                Priority of Obligations. Each Note Party shall ensure that its payment obligations under this Agreement and the Notes, and Parent shall ensure that the payment obligations of each other Guarantor (including each Additional Guarantor, if any), will at all times rank at least pari passu, without preference or priority, with the claims of all of its unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies and the Group’s Football Creditors in relation to matters set out in Rule E.34 (or any equivalent provision) of the “Rules of the Premier League” in the Premier League Handbook.  Subject to the Legal Reservations, each Note Party shall ensure that, subject to the terms of the Intercreditor Agreement and to any Lien which is permitted under this Agreement, the Transaction Security will rank in priority as specified in the relevant Transaction Security Document relating thereto and is not subject to any prior ranking or pari passu ranking Lien; provided, that no undertaking is given concerning whether any Transaction Security is of a fixed or floating nature.

Section 9.9.                Further Assurances.

(a)           Each Note Party shall (and Parent shall procure that each member of the Restricted Group shall) at all times promptly do all such acts and execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Required Holders or the Security Trustee may reasonably specify (and in such form as the Required Holders or the Security Trustee may reasonably require in favor of the Security Trustee or its nominee(s)):

(i)            to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights powers and remedies of the Security Trustee or the holders of the Notes provided by or pursuant to the Note Documents or by law;

(ii)           to confer on the Security Trustee or confer on the holders of the Notes over any property and assets of such Note Party or other member of the Restricted Group, as the case may be, located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)          following the initiation of an enforcement action under Section 12 or otherwise, to facilitate the realization of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)           Each Note Party shall (and Parent shall procure that each member of the Restricted Group shall) at all times take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Trustee or the holders of the Notes by or pursuant to the Note Documents.

(c)           Parent need only perform its obligations under paragraphs (a) and (b) above, to the extent it is not unlawful and would not result in personal liability for the directors or other management of the involved member of the Restricted Group.  Each Note Party must use, and must procure that the relevant person uses, all reasonable efforts lawfully available to avoid any such unlawfulness or personal liability.

Section 9.10.              Sponsorship Contracts and Arrangements. Parent shall ensure that no Unrestricted Subsidiary of the Parent will (a) enter into any sponsorship contract and/or arrangement; or (b) have transferred, assigned or novated to it any sponsorship contracts and/or arrangements by any member of the Restricted Group. For the avoidance of doubt, sponsorship contracts and/or arrangements shall not include contracts and/or arrangements relating to (i) paragraphs (a) and (c) of the definition of “New Holdco Business” or (ii) the provision or supply of content, services or other products.

Section 9.11.              Rating Requirement. On a date not later than the anniversary of the Closing Date in the year 2016 and in each year thereafter, for so long as any Notes shall remain outstanding, the Company shall cause a Major Rating Agency to furnish a written affirmation of the rating of the Notes as of such date to each holder of Notes.

Although it will not be a Default or an Event of Default if any Note Party fails to comply with any provision of Section 9 on or after the date of this Agreement and prior to the Closing, if such a failure occurs, then any of the Purchasers may elect not to purchase the Notes on the date of Closing that is specified in Section 3.

SECTION 10.           NEGATIVE COVENANTS.

From the date of this Agreement until the Closing and thereafter, so long as any of the Notes are outstanding, the Note Parties covenant and agree that:

Section 10.1.              Transactions with Affiliates. Parent will not, and will not cause or permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent (each, an “Affiliate Transaction”), unless:

(a)           the Affiliate Transaction is on terms that are no less favorable to Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by Parent or such Restricted Subsidiary with a Person who is not an Affiliate of Parent or any of its Restricted Subsidiaries; and

(b)           Parent delivers to each holder of Notes:

(i)            with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of £10.0 million, a resolution of the Board of Directors of Parent set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 10.1 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Parent or, if there are no disinterested directors in respect of such Affiliate Transaction, an opinion as to the fairness to Parent or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of international standing; and

(ii)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of £20.0 million, an opinion as to the fairness to Parent or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of international standing;

provided, however, that the following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the foregoing provisions of this Section 10.1:

(1)           any employment agreement, collective bargaining agreement, consultant agreement, employee benefit arrangements with any employee, consultant, officer or director of Parent or any of its Restricted Subsidiaries, including under any stock option, stock appreciation rights, stock incentive or similar plans, entered into in the ordinary course of business;

(2)           transactions between or among Parent and/or its Restricted Subsidiaries;

(3)           transactions with a Person (other than an Unrestricted Subsidiary of Parent) that is an Affiliate of Parent solely because Parent owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)           payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of Parent or any of its Restricted Subsidiaries;

(5)           any issuance of Equity Interests (other than Disqualified Stock) or Subordinated Shareholder Funding of Parent to Affiliates of Parent;

(6)           Restricted Payments that do not violate the provisions of Section 10.7;

(7)           Permitted Investments (other than Permitted Investments described in clauses (c), (m) and (o) of the definition thereof);

(8)           transactions pursuant to, or contemplated by, any agreement in effect on the Closing Date and transactions pursuant to any amendment, modification or extension to such agreement, so long as such amendment, modification or extension, taken as a whole, is not materially more disadvantageous to the holders of the Notes than the original agreement as in effect on the Closing Date;

(9)           transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Note Documents that are fair to Parent and its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of Parent or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person;

(10)         any payments or other transactions pursuant to a tax sharing agreement or arrangement relating to taxes between Parent and any other Person or a Restricted Subsidiary of Parent and any other Person with which Parent or any of its Restricted Subsidiaries files a consolidated tax return or with which Parent or any of its Restricted Subsidiaries is part of a group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation; provided, however, that any such tax sharing or arrangement and payment does not permit or require payments in excess of the amounts of tax that would be payable by Parent and its Restricted Subsidiaries on a stand-alone basis; and

(11)         Permitted Reorganizations.

Section 10.2.              Merger, Consolidation, Etc.

(a)           Parent will not, directly or indirectly: (x) consolidate or merge with or into another Person, whether or not Parent is the surviving corporation, or (y) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Parent and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i)            either:

(A)          Parent is the surviving corporation; or

(B)          the Person formed by or surviving any such consolidation or merger (if other than Parent) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of any Permitted Jurisdiction;

(ii)           the Person formed by or surviving any such consolidation or merger (if other than Parent) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Parent under the Note Documents to which Parent is a party pursuant to agreements reasonably satisfactory to the Required Holders;

(iii)          immediately after such transaction, no Default or Event of Default exists;

(iv)          Parent, or the Person formed by or surviving any such consolidation or merger (if other than Parent), or to which such sale, assignment, transfer, conveyance or other disposition has been made, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) would be permitted to incur at least £1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 10.4(a) or (ii) the Fixed Charge Coverage Ratio would not be less than it was prior to such transaction; and

(v)           Parent delivers to each holder of a Note an Officers’ Certificate and opinion of counsel, in each case, stating that such consolidation, merger or transfer and assumption of obligations under the Note Documents comply with this Section 10.2.

(b)           Except as otherwise provided in this Section 10.2, a Guarantor (other than Parent or any Guarantor whose Note Guarantee is to be released in accordance with the Note Documents) may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company, Parent or another Guarantor, unless:

(i)            either:

(A)          the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (x) is organized under the laws of a Permitted Jurisdiction, (y) assumes all the obligations of that Guarantor under the Note Documents to which such Guarantor is a party pursuant to agreements reasonably satisfactory to the Required Holders and (z) immediately after giving effect to that transaction, no Default or Event of Default exists; or

(B)          the Net Proceeds of such sale are applied in accordance with the applicable provisions of the Note Documents.

(c)           In addition, no Note Party will, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(d)           Notwithstanding the foregoing, this Section 10.2 will not restrict the sale or other disposition of all or substantially all of the assets or merger or consolidation of (w) the Company or any Guarantor with, into or to any Guarantor, (x) any non-Guarantor Restricted Subsidiary with, into or to the Company or any Guarantor or with, into or to any non-Guarantor Restricted Subsidiary, (y) any Permitted Reorganization and (z) Section 10.2(a)(iv) will not apply to any sale or other disposition of all or substantially all of the assets or merger or consolidation of the Company or any Guarantor with, into or to an Affiliate solely for the purpose of reincorporating the Company or such Guarantor in a Permitted Jurisdiction for tax reasons, provided, that (i) any such transaction is consummated in accordance with Section 9.4 and (ii) the Company does not become a U.S. Person.

Section 10.3.              Asset Sales.

(a)           Parent will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(i)            Parent (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii)           at least 75% of the consideration received in the Asset Sale by Parent or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A)          any liabilities, as shown on Parent’s most recent consolidated balance sheet, of Parent or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases Parent or such Restricted Subsidiary from or indemnifies against further liability;

(B)          any securities, notes or other obligations received by Parent or any such Restricted Subsidiary from such transferee that are converted by Parent or such Restricted Subsidiary into cash or Cash Equivalents within 90 days following the closing of the Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

(C)          Indebtedness of any Restricted Subsidiary of Parent or preferred stock of a Note Party other than Parent, in each case that is no longer a Restricted Subsidiary of Parent as a result of such Asset Sale, to the extent that Parent and its Restricted Subsidiaries following such Asset Sale are released from any guarantee of such Indebtedness or preferred stock in connection with such Asset Sale;

(D)          consideration consisting of Indebtedness of Parent or any of its Restricted Subsidiaries or preferred stock of a Note Party other than Parent which is either repaid in full or cancelled in connection with such Asset Sale; and

(E)           any Capital Stock or assets of the kind referred to in clause (b)(ii) or clause (b)(iv) of this Section 10.3;

provided that, in no event will Parent or any of its Restricted Subsidiaries sell, lease, convey or otherwise dispose of all or part of the Specified Asset other than to a Note Party.

(b)           Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Parent (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(i)            to repay, repurchase, prepay or redeem (A) Indebtedness of any Note Party incurred pursuant to clause (b)(i) of Section 10.4 that is secured by a Lien on the Collateral and that is not subordinated in right of payment to the obligations of the Note Parties hereunder (including without limitation Section 23 hereof) or under any other Note Document, and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, (B) Indebtedness of a Restricted Subsidiary of Parent that is not a Guarantor, (C) the Notes pursuant to an offer to all holders of Notes at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest and Make-Whole Amount, if any, to the date of purchase pursuant to Section 8.2 (a “Notes Offer”) or (D) obligations under any pari passu Indebtedness that is secured by a Lien on the Collateral that ranks equal to the Lien on the Collateral securing the Notes and that is not subordinated in right of payment to the Notes hereunder (including without limitation Section 23 hereof) or under any other Note Document, and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, concurrently with an Excess Proceeds Prepayment Offer pursuant to Section 8.5;

(ii)           to acquire (or enter into a binding agreement to acquire, provided that such commitment will be subject only to customary conditions (other than financing) and such acquisition will be consummated within 180 days after the end of such 360 day period) all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Parent;

(iii)          to make a Capital Expenditure; or

(iv)          to acquire (or enter into a binding agreement to acquire, provided that such commitment will be subject only to customary conditions (other than financing) and such acquisition will be consummated within 180 days after the end of such 360 day period) other assets (other than Capital Stock) that are not classified as current assets under IFRS and that are used or useful in a Permitted Business;

provided, however, that pending the final application of any Net Proceeds, Parent (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Note Documents.

(c)           Any Net Proceeds from Asset Sales that are not applied or invested as provided in clause (b) of this Section 10.3 will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds £15.0 million, within five Business Days thereof, the Company will make an Excess Proceeds Prepayment Offer to all holders of Notes and may make an offer to all holders of other Indebtedness that is pari passu with the Notes or any Note Guaranty containing provisions similar to those set forth in this Agreement with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets in accordance with Section 8.5 hereof to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness (plus accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Excess Proceeds Prepayment Offer will be equal to 100% of the principal amount to be prepaid, plus accrued and unpaid interest and Additional Amounts, if any, to the date of prepayment. If any Excess Proceeds remain after consummation of an Excess Proceeds Prepayment Offer, Parent and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by Note Documents. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into (or required to be prepaid or redeemed in connection with) such Excess Proceeds Prepayment Offer exceeds the amount of Excess Proceeds, or if the aggregate principal amount of Notes tendered pursuant to a Notes Offer exceeds the amount of Net Proceeds to be so applied, such Net Proceeds shall be allocated to prepay such Notes and such other pari passu Indebtedness to be prepaid on a pro rata basis based on the amounts tendered or required to be prepaid or redeemed. For the purposes of calculating the principal amount of any such Indebtedness not denominated in U.S. Dollars, such Indebtedness shall be calculated by converting any such principal amounts into their U.S. Dollar Equivalent determined as of the Business Day immediately prior to the date on which the Excess Proceeds Prepayment Offer is announced. Upon completion of each Excess Proceeds Prepayment Offer, the amount of Excess Proceeds will be reset at zero.

Section 10.4.              Indebtedness; Preferred Stock.

(a)           Parent will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become or remain directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Parent will not, and will not permit any other Note Party to, issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that:

(i)            subject to clause (c) of this Section 10.4, Parent may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, the Note Parties (other than Parent) may issue Disqualified Stock, and the Note Parties (other than Parent) and New Holdco or any Restricted Subsidiary that is a Subsidiary of New Holdco (including without limitation, Sponsorship Newco) may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period provided that, if the Indebtedness to be incurred is to be incurred by New Holdco or any Restricted Subsidiary that is a Subsidiary of New Holdco (including, without limitation, Sponsorship Newco) the creditor(s) or, as the case may be, representative of such creditor(s) of such Indebtedness shall have become parties to the Intercreditor Agreement or entered into an intercreditor agreement providing for pro-rata sharing of enforcement proceeds or payments upon default among such creditors and the holders of Notes and otherwise satisfactory to the Required Holders (acting reasonably and in good faith), provided that the terms of such intercreditor agreement are no more onerous to New Holdco and its Subsidiaries than the terms of the Intercreditor Agreement; and

(ii)           if the Indebtedness to be incurred is Senior Secured Indebtedness, subject to clause (c) of this Section 10.4, the Note Parties and New Holdco or any Restricted Subsidiary that is a Subsidiary of New Holdco (including without limitation, Sponsorship Newco) may incur such Senior Secured Indebtedness if the Consolidated Senior Secured Leverage Ratio for Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred is less than 4.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Indebtedness had been incurred at the beginning of such four-quarter period provided that, if the Senior Secured Indebtedness to be incurred is to be incurred by New Holdco or any Restricted Subsidiary that is a Subsidiary of New Holdco (including, without limitation, Sponsorship Newco) the creditor(s) or, as the case may be, representative of such creditor(s) of such Indebtedness shall have become parties to the Intercreditor Agreement or entered into an intercreditor agreement providing for pro-rata sharing of enforcement proceeds or payments upon default among such creditors and the holders of Notes and otherwise satisfactory to the Required Holders (acting reasonably and in good faith), provided that the terms of such intercreditor agreement are no more onerous to New Holdco and its Subsidiaries than the terms of the Intercreditor Agreement.

(b)           Subject to clause (c) of this Section 10.4, clause (a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, the “Permitted Debt”):

(i)            the incurrence by the Note Parties of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this Section 10.4(b)(i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Parent and its Restricted Subsidiaries thereunder) not to exceed £150 million.

(ii)           the incurrence by Parent and its Restricted Subsidiaries of Existing Indebtedness; provided that, on or prior to the Closing Date the Indebtedness of the Note Parties evidenced by the Existing Notes and guaranteed pursuant to the Existing Note Guarantees shall be repaid in full;

(iii)          the incurrence by the Company and the Guarantors of Indebtedness evidenced by the Notes and the Note Guaranty;

(iv)          the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of design, construction, lease, installation or improvement of property (real or personal), plant or equipment used or useful in a Permitted Business, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which were used to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (iv), not to exceed £50.0 million at any time outstanding;

(v)           the incurrence by Parent or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Note Documents to be incurred under clause (a) or any of clauses (b)(ii), (b)(iii), (b)(iv), (b)(v) or (b)(xii) of this Section 10.4;

(vi)          the incurrence by Parent or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Parent and any of such Restricted Subsidiaries; provided, however, that:

(A)          if any Note Party is the obligor on such Indebtedness and the payee is not a Note Party, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all obligations then due with respect to the Notes and the Note Documents; and

(B)          (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent or a Restricted Subsidiary of Parent and (y) any sale or other transfer of any such Indebtedness to a Person that is neither Parent nor a Restricted Subsidiary of Parent, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Parent or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (b)(vi);

(vii)         the issuance by any Restricted Subsidiary of Parent to Parent or to any of Parent’s Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A)          any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Parent or any of its Restricted Subsidiaries; and

(B)          any sale or other transfer of any such preferred stock to a Person that is neither Parent nor any of its Restricted Subsidiaries,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (vii);

(viii)        the incurrence by Parent or any Restricted Subsidiary of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(ix)          the Guaranty by Parent or any of its Restricted Subsidiaries of Indebtedness of Parent or any of its Restricted Subsidiaries to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 10.4(b); provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(x)           the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, customs, VAT and other tax guarantees, performance and surety bonds in the ordinary course of business;

(xi)          the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(xii)         Indebtedness of any Person outstanding on the date on which such Person becomes a Restricted Subsidiary of Parent or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) Parent or any of its Restricted Subsidiaries (other than Indebtedness incurred to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of Parent or was otherwise acquired by Parent or any of its Restricted Subsidiaries); provided, however, with respect to this clause (xii), that at the time of the acquisition or other transaction pursuant to which such Indebtedness was deemed to be incurred Parent would have been able to incur £1.00 of additional Indebtedness pursuant to clause (a)(i) of this Section 10.4 after giving pro forma effect to the incurrence of such Indebtedness pursuant to this clause (xii);

(xiii)        Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for customary indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Equity Interests of a Subsidiary, provided that the maximum liability of Parent and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by Parent and its Restricted Subsidiaries in connection with such disposition;

(xiv)        the Incurrence by New Holdco, Sponsorship Newco or any Restricted Subsidiary that is a Subsidiary of New Holdco of Intra-Group Liabilities (as defined in the Intercreditor Agreement) or Subordinated Liabilities (as defined in the Intercreditor Agreement); and

(xv)         the incurrence by Parent and its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed £50.0 million;

provided, however, that New Holdco or any Restricted Subsidiary that is a Subsidiary of New Holdco (including, without limitation, Sponsorship Newco) shall not be permitted to incur Indebtedness pursuant to paragraphs (i), (iv) and (xv) of this Section 10.4(b).

(c)           No Note Party will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Note Parties unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the Note Guaranty on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of any Note Party solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

(d)           For purposes of determining compliance with this Section 10.4, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (b)(i) through (b)(xv) hereof, or is entitled to be incurred pursuant to clause (a) hereof, Parent will be permitted to classify such item of Indebtedness on the date of its incurrence or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 10.4. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 10.4; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Interest Expense of Parent as accrued. Notwithstanding any other provision of this Section 10.4, the maximum amount of Indebtedness that Parent or any of its Restricted Subsidiaries may incur pursuant to this Section 10.4 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e)           The amount of any Indebtedness outstanding as of any date will be:

(i)            the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii)           the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii)          in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)          the Fair Market Value of such assets at the date of determination; and

(B)          the amount of the Indebtedness of the other Person.

(f)            For purposes of determining compliance with any sterling-denominated restriction on the incurrence of Indebtedness, the Sterling Equivalent of the principal amount of Indebtedness denominated in another currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness incurred under a revolving credit facility; provided that (i) if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than sterling, and such refinancing would cause the applicable sterling-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such sterling-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; and (ii) if and for so long as any such Indebtedness is subject to an agreement intended to protect against fluctuations in currency exchange rates with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in sterling, will be the amount of the principal payment required to be made under such currency agreement and, otherwise, the Sterling Equivalent of such amount plus the Sterling Equivalent of any premium which is at such time due and payable but is not covered by such currency agreement.

Section 10.5.              Liens.

Parent will not and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, except (i) in the case of any property or asset that does not constitute Collateral, Permitted Liens and (ii) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.

Section 10.6.              Limitations on Sale and Leaseback Transactions.

Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction with a Person other than Parent or a Restricted Subsidiary of Parent; provided that any Note Party may enter into a sale and leaseback transaction if:

(a)           such Note Party could have (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in Section 10.4(a)(i) and (ii) incurred a Lien to secure such Indebtedness pursuant to Section 10.5 hereof;

(b)           the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of Parent of the property that is the subject of that sale and leaseback transaction; and

(c)           the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with Section 10.3 hereof.

Section 10.7.              Restricted Payments.

(a)           Parent will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)            declare or pay any dividend or make any other payment or distribution on account of Parent’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Parent or any of its Restricted Subsidiaries) or to the direct or indirect holders of Parent’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Parent and other than dividends or distributions payable to Parent or any of its Restricted Subsidiaries);

(ii)           purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Parent) any Equity Interests of Parent or any direct or indirect parent entity of Parent;

(iii)          make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or the Note Guaranty (excluding (x) any intercompany Indebtedness between or among Parent and any of its Restricted Subsidiaries or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or the Note Guaranty purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement);

(iv)          make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Shareholder Funding; or

(v)           make any Restricted Investments;

(all such payments and other actions set forth in the foregoing clauses (a)(i) through (a)(v) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A)          no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B)          Parent would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least £1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 10.4(a)(i); and

(C)          such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (ii), (iii), (v), (vi), (vii), (viii), (ix), (x), (xi), (xiii) and (xiv) of Section 10.7(b)) is less than the sum, without duplication, of:

(1)           50% of the Consolidated Net Income of Parent for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after June 30, 2015 to the end of Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)           100% of the aggregate net cash proceeds received by Parent since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Parent (other than Disqualified Stock and Excluded Contributions) or from Subordinated Shareholder Funding or from the issue or sale of convertible or exchangeable Disqualified Stock of Parent or convertible or exchangeable debt securities of Parent, in each case that have been converted into or exchanged for Equity Interests of Parent (including such cash proceeds received in connection with any such conversion or exchange) (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Parent), excluding, in each case, any such contribution that constitutes Relevant Equity; plus

(3)           to the extent that Restricted Investments which were made after the Closing Date are sold for cash and/or Cash Equivalents or otherwise liquidated or repaid for cash and/or Cash Equivalents, the lesser of (x) the cash return of capital with respect to such Restricted Investments (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investments; plus

(4)           to the extent that any Unrestricted Subsidiary of Parent designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date, the lesser of (x) the Fair Market Value of Parent’s Investment in such Subsidiary as of the date of such redesignation or (y) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Closing Date; plus

(5)           upon the full and unconditional release of a Restricted Investment that is a guarantee made by Parent or one of its Restricted Subsidiaries to any Person, an amount equal to the amount of such guarantee; plus

(6)           the initial amount of any Restricted Investment made after the Closing Date in a Person that becomes a Restricted Subsidiary; plus

(7)           100% of any dividends received in cash by Parent or a Restricted Subsidiary after the Closing Date from an Unrestricted Subsidiary, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Parent for such period.

(b)           If no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment, the provisions of Section 10.7(a) will not prohibit:

(i)            the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Note Documents;

(ii)           the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Parent) of, Equity Interests of Parent (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital or Subordinated Shareholder Funding to Parent (excluding any such contribution that constitutes Relevant Equity); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 10.7(a)(C)(2);

(iii)          the repurchase, redemption, defeasance or other acquisition or retirement for value of (A) Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or the Note Guaranty with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness; or (B) Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the Notes or the Note Guaranty (other than any Indebtedness so subordinated and held by Affiliates of the Company) upon a Change of Control or an Asset Sale to the extent required by the agreements governing such Indebtedness, but only if, prior to offering to purchase, purchasing or repaying such Indebtedness, (x) the Company shall have complied with its obligations under Section 8.5, Section 8.6 or Section 10.3, as the case may be, and shall have prepaid the full principal amount of Notes required to be prepaid under such Sections and (y) the Note Parties shall have otherwise complied with the terms of this Agreement;

(iv)          the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, any of its Restricted Subsidiaries or any Parent Entity held by any current or former officer, director, employee or consultant of Parent or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, employment agreements, or similar agreements or stock option plans; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed £3.0 million in any twelve month period; but provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed the cash proceeds received by Parent or any of its Restricted Subsidiaries from the sale of Equity Interests of Parent, any of its Restricted Subsidiaries or any Parent Entity to current or former officers, directors, employees or consultants of Parent, any of its Restricted Subsidiaries or any Parent Entity to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to Section 10.7(a)(C) and do not constitute Relevant Equity;

(v)           the repurchase of Equity Interests of Parent or any Parent Entity deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(vi)          the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Parent or any preferred stock of any Restricted Subsidiary issued on or after the Closing Date in accordance with the Fixed Charge Coverage Ratio test set forth in clause (i) of Section 10.4(a);

(vii)         payments of cash, dividends, distributions, advances or other Restricted Payments by Parent or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (x) the exercise of options or warrants or (y) the conversion or exchange of Capital Stock of any such Person;

(viii)        the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Parent to the holders of its Equity Interests on a pro rata basis;

(ix)          payments pursuant to any tax sharing agreement or arrangement relating to taxes among Parent and its Subsidiaries and other Persons with which Parent or any of its Subsidiaries is required or permitted to file a consolidated tax return or with which Parent or any of its Restricted Subsidiaries is a part of a group for tax purposes; provided, however, that such payments will not exceed the amount of tax that Parent and its Subsidiaries would owe on a standalone basis and the related tax liabilities of Parent and its Subsidiaries are relieved thereby;

(x)           the declaration and payment of dividends or other distributions, or the making of loans, by Parent or any of its Restricted Subsidiaries to any Parent Entity in amounts and at times required to pay:

(A)          franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of any Parent Entity;

(B)          general corporate overhead expenses of any Parent Entity to the extent such expenses are attributable to the ownership or operation of Parent and its Restricted Subsidiaries or related to the proper administration of such Parent Entity, including (1) fees and expenses properly incurred in the ordinary course of business to auditors and legal advisors; and (2) payments in respect of services provided by directors, officers or employees of any such Parent Entity, not to exceed £3.0 million in any calendar year;

(C)          any income taxes (including, for the avoidance of doubt, United Kingdom corporation tax), to the extent such income taxes are attributable to the income or ownership of Parent and any of its Restricted Subsidiaries and, to the extent of the amount actually received in cash from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income or ownership of such Unrestricted Subsidiaries;

(D)          costs (including all professional fees and expenses) incurred by any Parent Entity in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the Note Documents or any other agreement or instrument relating to Indebtedness of Parent or any of its Restricted Subsidiaries, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder; and

(E)           fees and expenses of any Parent Entity incurred in relation to any public offering or other sale of Capital Stock or Indebtedness (1) where the net proceeds of such offering or sale are intended to be received by or contributed to Parent or any of its Restricted Subsidiaries; (2) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed; or (3) otherwise on an interim basis prior to completion of such offering so long as any Parent Entity will cause the amount of such expenses to be repaid to Parent or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed;

(xi)          so long as the Consolidated EBITDA of Parent is equal to or greater than £250.0 million for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such Restricted Payment, any Restricted Payment;

(xii)         following a Public Equity Offering that results in a Public Market of the Capital Stock of Parent or any Parent Entity, the payment of dividends on the Capital Stock of Parent up to 6% per annum of the net cash proceeds received by Parent in any such Public Equity Offering or any subsequent public offering of such Capital Stock, or the net cash proceeds of any such Public Equity Offering or subsequent public offering of such Capital Stock of any Parent Entity that are contributed in cash to Parent’s equity (other than through the issuance of Disqualified Stock); provided that if such Public Equity Offering was of Capital Stock of a Parent Entity, the net proceeds of any such dividend are used to fund a corresponding dividend in equal or greater amount on the Capital Stock of such Parent Entity;

(xiii)        to the extent constituting a Restricted Payment, any transfer, assignment or novation by MUL and/or any other member of the Restricted Group of all or any portion of the assets described in paragraph (a) of the definition of “New Holdco Business” to any member of the New Holdco Group made in accordance with a Permitted Reorganization, including without limitation the transfer of employees, assets (including goodwill) and/or relevant partner or supplier contracts; or

(xiv)        other Restricted Payments in an aggregate amount not to exceed £160.0 million since the Closing Date.

(c)           The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Parent or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 10.8.              Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)           Parent will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)            pay dividends or make any other distributions on its Capital Stock to Parent or any of Parent’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Parent or any of Parent’s Restricted Subsidiaries;

(ii)           make loans or advances to Parent or any of Parent’s Restricted Subsidiaries; or

(iii)          sell, lease or transfer any of its properties or assets to Parent or any of Parent’s Restricted Subsidiaries.

(b)           The restrictions in Section 10.8(a) will not apply to encumbrances or restrictions existing under or by reason of:

(i)            agreements governing Existing Indebtedness and the Revolving Credit Facility or any other agreement as in effect at or entered into on the Closing Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date;

(ii)           the Existing Note Indenture, the Existing Notes and the Existing Note Guarantees, the Existing RCF Agreement, the Term Loan Facility, the Intercreditor Agreement and the Transaction Security Documents;

(iii)          agreements governing other Indebtedness permitted to be incurred under Section 10.4 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the Note Documents;

(iv)          applicable law, rule, regulation or order;

(v)           any agreement or instrument of or Capital Stock of a Person acquired by Parent or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was entered into or incurred in connection with or in contemplation of such acquisition) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such agreement or instrument, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are (A) no more restrictive or (B) not materially less favorable as determined in good faith by Parent, than the dividend and other payment restrictions contained in such instrument at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Note Documents to be incurred;

(vi)          customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business;

(vii)         purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 10.8(a)(iii) hereof;

(viii)        any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the property and assets of a Restricted Subsidiary of Parent that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(ix)          Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(x)           Liens permitted to be incurred under Section 10.5 that limit the right of the debtor to dispose of the assets subject to such Liens;

(xi)          provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of Parent’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(xii)         restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(xiii)        Hedging Obligations entered into from time to time;

(xiv)        any mortgage financing or mortgage refinancing that imposes restrictions on the real property (including any heritage building rights) securing such Indebtedness; and

(xv)         agreements governing Indebtedness incurred pursuant to clause (b)(iv) or clause (b)(xv) of Section 10.4 by a Restricted Subsidiary of Parent that is an Excluded Subsidiary under paragraph (d) of the definition thereof, provided that any encumbrance or restriction in any such agreement is not applicable to any Person, or the properties or assets of any other Person, other than such Restricted Subsidiary or its property or assets.

Section 10.9.                                         Limitation on Issuances of Guarantees of Indebtedness.

(a)                                 Parent will not cause or permit any of its Restricted Subsidiaries which are not Note Parties, directly or indirectly, to guarantee, assume or in any manner become liable, whether as a borrower, an additional or co-borrower or otherwise, for or in respect any other Indebtedness of Parent or any of Parent’s other Restricted Subsidiaries unless such specified Restricted Subsidiary shall simultaneously:

(i)                                     enter into (A) a Note Guaranty Joinder Agreement, and thereby become a party to this Agreement as a Guarantor hereunder, (B) a Debtor Accession Deed (as defined in the Intercreditor Agreement), and thereby become a party to the Intercreditor Agreement as a Debtor thereunder, and (C) all such security agreements, mortgages, deeds, debentures and other agreements and instruments as shall be required or reasonably requested by the Required Holders, all in form and substance reasonably satisfactory to the Required Holders, in order to effectively pledge all of such Subsidiary’s assets and property to secure its obligations under and in respect of the Note Guaranty (and, in connection therewith, Parent will cause all of the Capital Stock in such Restricted Subsidiary owned by Parent and its Subsidiaries to be pledged to secure the Notes and the Note Guaranty and execute and deliver or cause to be executed and delivered such additional Security documents as shall be required for such purpose), provided, that (x) no security will be required over the assets of New Holdco and/or any New Holdco Subsidiary (including for the avoidance of doubt any Capital Stock of a New Holdco Subsidiary) and (y) no obligation under this Agreement or under any Note Document of a U.S. Note Party may be, directly or indirectly, (A) secured by any assets of a CFC (including any stock held directly or indirectly by a CFC); or (B) secured by a pledge in excess of 65% of the stock (measured by the total combined voting power of the issued and outstanding voting stock) of a CFC, and in no event shall any CFC Note Party grant or be permitted to grant security over any assets of such CFC Note Party with respect to any obligation of a U.S. Note Party; and

(ii)                                  deliver the following to each holder of a Note:

(A)                               an executed counterpart of each of such Note Guaranty Joinder Agreement, Debtor Accession Deed and Transaction Security Documents;

(B)                               a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Section 5 of this Agreement, excluding Sections 5.3, 5.4, 5.5, 5.13 and

5.14 (but only with respect to such Subsidiary and such documents required to be entered into by it pursuant to the foregoing clause (a)(i) (such Subsidiary’s “Joinder Documents”) rather than the Note Parties);

(C)                               all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, if applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary’s Joinder Documents and the performance by such Subsidiary of its obligations thereunder;

(D)                               an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary’s Joinder Documents as the Required Holders may reasonably request; and

(E)                                evidence of the acceptance by Corporation Service Company of the appointment of designation provided for by Section 6 of such Note Guaranty Joinder Agreement, as such Subsidiary’s agent to receive, for it and on its behalf, service of process, for the period from the date of such Note Guaranty Joinder Agreement to June 26, 2028 (and the payment in full of all fees in respect thereof);

notwithstanding the foregoing, without becoming a Guarantor pursuant to the provisions of this Section 10.9, New Holdco or any Restricted Subsidiary that is a New Holdco Subsidiary (including without limitation, Sponsorship Newco) may directly or indirectly, guarantee, assume or in any manner become liable, whether as borrower, an additional or co-borrower or otherwise, for or in respect any Indebtedness of New Holdco or any Restricted Subsidiary that is a New Holdco Subsidiary (including without limitation, Sponsorship Newco) permitted to be incurred by New Holdco or any Restricted Subsidiary that is a New Holdco Subsidiary (including without limitation, Sponsorship Newco) under Section 10.4.

(b)                                 Any additional Note Guarantee will automatically and unconditionally be released under the same conditions and circumstances that the guarantee of other Indebtedness will be released, so long as no Default or Event of Default is existing or would arise as a result and no other Indebtedness is at that time guaranteed by the relevant Guarantor that would have resulted in the requirement that such Guarantor provide a Note Guarantee pursuant to this Section 10.9.

Section 10.10.                                  Designation of Restricted and Unrestricted Subsidiaries.

(a)                                 The Board of Directors of Parent may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Parent and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 10.7 or under one or more clauses of the definition of Permitted Investments, as determined by Parent. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Parent may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(b)                                 Any designation of a Subsidiary of Parent as an Unrestricted Subsidiary will be evidenced to the holders of the Notes by filing with each such holder a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted under Section 10.7. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Note Documents and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Parent as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 10.4, Parent will be in default of such covenant. The Board of Directors of Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Parent of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (i) such Indebtedness is permitted under Section 10.4 calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (ii) no Default or Event of Default would be in existence following such designation.

Section 10.11.                                  Limitation on Company Activities.

(a)                                 The Company will not engage in any business activity or undertake any other activity, except any activity (i) reasonably relating to the offering, sale, issuance and servicing, purchase, redemption, refinancing or retirement of the Existing Notes, the Existing RCF Agreement, the Notes, Indebtedness under the Revolving Credit Facility, Indebtedness under the Term Loan Facility or the incurrence of other Indebtedness permitted by the terms of the Note Documents, and distributing, lending or otherwise advancing funds to Parent or any of its Restricted Subsidiaries, (ii) undertaken with the purpose of fulfilling any other obligations under the Existing Notes, the Existing RCF Agreement, the Notes, Indebtedness under the Revolving Credit Facility, Indebtedness under the Term Loan Facility, the Proceeds Loan Agreement or other Indebtedness permitted by the terms of the Note Documents, the “Finance Documents” (as that term is defined in the Term Loan Facility as of the Closing Date) any Transaction Security Document to which it is a party or the Intercreditor Agreement; and (iii) other activities not specifically enumerated above that are de minimis in nature. The Company will not create, incur, assume or suffer to exist any Lien over any of its property or assets, or any proceeds therefrom, to secure Indebtedness, except for Liens to secure the Existing Notes, the Existing RCF Agreement, the Notes, the Revolving Credit Facility, the Term Loan Facility or other Indebtedness permitted to be incurred under the Note Documents to the extent Liens securing such Indebtedness are permitted to be incurred under the Note Documents.

(b)                                 The Company will at all times remain a wholly-owned Restricted Subsidiary of MUL. The Company will not merge, consolidate, amalgamate or otherwise combine with or into another Person (whether or not the Company is the surviving corporation) or, other than in connection with the incurrence of a Permitted Collateral Lien, sell, assign, transfer, lease, convey or otherwise dispose of any material property or assets to any Person in one or more related transactions.

(c)                                  For so long as any Notes remain outstanding, neither Parent nor any of its Restricted Subsidiaries will commence or take any action or facilitate a winding-up, liquidation or other analogous proceeding in respect of the Company.

(d)                                 For so long as any Notes are outstanding, the Company will not (i) change the Stated Maturity of any Proceeds Loan, (ii) reduce the rate of interest on any Proceeds Loan, (iii) change the currency for payment of any amount under any Proceeds Loan, (iv) prepay or otherwise reduce or permit the prepayment or reduction of any Proceeds Loan (save to facilitate a corresponding payment of principal on the Notes), (v) assign or novate any Proceeds Loan or any rights or obligations under the Proceeds Loan Agreement (other than to secure the Notes and the Note Guaranty), or (vi) amend, modify or alter any Proceeds Loan or the Proceeds Loan Agreement in any manner materially adverse to the holders of the Notes. Notwithstanding the foregoing, the Proceeds Loans may be prepaid or reduced to facilitate or otherwise accommodate or reflect a prepayment of outstanding Notes.

Section 10.12.                                  Limitation on Holding Company Activities.

(a)                                 Parent will not, at any time, own any assets or property other than cash and Cash Equivalents, the Carrington Premises, Capital Stock in RFJ and MUL, assets that will be used to make a Restricted Payment (other than a Restricted Investment) permitted by Section 10.7 promptly following receipt thereof by Parent, and other assets that are de minimis in nature.

(b)                                 RFJ will not, at any time, own any assets or property other than Capital Stock in MUL and other assets that are de minimis in nature.

(c)                                  In addition, neither Parent nor RFJ will trade, undertake any activity, carry on any business, own any assets, enter into any arrangement or incur any liability other than:

(i)                                     the ownership of shares of MUL and, in the case of Parent, RFJ or any other direct Subsidiary of the Parent and/or RFJ (an “Additional Subsidiary”) that is a member of the Group, in each case to the extent such shares are subject to Transaction Security and provided that any Additional Subsidiary is the only member of the Group (other than RFJ) in which the Parent directly owns shares;

(ii)                                  the provision of administrative services (excluding treasury services) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries and the receipt of any amounts related thereto to the extent expressly permitted under the Intercreditor Agreement;

(iii)                               incurring Indebtedness permitted under Section 10.4 (including activities reasonably incidental thereto, including performance of the terms and conditions of such Indebtedness, to the extent such activities are otherwise permissible under the Note Documents);

(iv)                              rights and obligations arising under the Note Documents, the Intercreditor Agreement (or any additional intercreditor agreement entered into pursuant to the terms of the Intercreditor Agreement), the Transaction Security Documents, the Existing Note Documents, the Existing RCF Agreement, the Revolving Credit Facility Documents, any Finance Document (as defined in the Term Loan Facility) or any other agreement existing on the Closing Date to which it is a party relating to the issue and sale of the Notes issued on the Closing Date or the application of the proceeds therefrom;

(v)                                 directly related or reasonably incidental to the establishment and/or maintenance of its corporate existence; or

(vi)                              the holding of bank accounts and the making of loans (including activities reasonably incidental thereto) permitted by the Note Documents, and the entry into any agreement in relation thereto.

Section 10.13.                                  Financial Condition.

(a)                                 Parent will not permit, for any Relevant Period, Adjusted Consolidated EBITDA for such Relevant Period to be less than £65,000,000, subject, however, to Section 10.13(c).

(b)                                 Subject to Section 10.13(c), the financial covenant set forth in Section 10.13(a) shall be calculated in accordance with IFRS and tested by reference to each of the financial statements delivered pursuant to Sections 7.1(a) and 7.1(b) and/or each compliance certificate delivered pursuant to Section 7.2.

(c)                                  For purposes of calculating the financial covenant set forth in Section 10.13(a), if a Champions League Non Qualification Event occurs:

(i)                                     Parent may elect, at any time prior to the end of the Financial Year in which such Champions League Non Qualification Event occurs, to adjust the definition of Adjusted Consolidated EBITDA for each Financial Quarter falling in the Financial Year in respect of which the first team of MUFC is not in the first round group stages (or its equivalent from time to time) of the Champions League by adding back an amount equal to “X” in each such Financial Quarter (each, an “Adjusted Quarter”) where: “X”

corresponds to the amount set out in Schedule 10.13 (Table of Values for X) for that Financial Quarter minus (x) the net amount received by the Restricted Group in that Financial Quarter in respect of matches (both home and away) and media payments relating to UEFA cup performances; and (y) the net amount of any reduction to player salaries in that Financial Quarter arising out of the existing contractual provisions as a result of the Champions League Non Qualification Event.

(ii)                                  At the same time as Parent makes an election under clause (i) of this Section 10.13(c), it shall furnish to each holder of Notes a certificate signed by a director of Parent (ix) confirming the value of X and the amount of each such Adjustment and setting out (in reasonable detail) computation of those amounts and (x) attaching a copy of the Champions League Adjustment Spreadsheet (following the Adjustments).

(iii)                               If the Required Holders give notice to Parent that they do not agree with the calculations of any of the Adjustments contained in the certificate described in paragraph (c)(ii) above (acting reasonably), Parent and the holders of the Notes will consult in good faith for a period of not more than 10 Business Days with a view to correcting the calculations of the Adjustments.

(iv)                              If agreement has not been reached within the 10 Business Day period referred to in paragraph (c)(iii) above then, at the request of the Required Holders (and at the expense of Parent), Parent will appoint a firm of independent public accountants of recognized international standing to determine the amount of the Adjustments (and, consequently, the value of “X”) and such determination shall (in the absence of manifest error) be binding on the Note Parties and the each holder of Notes.

(v)                                 For the avoidance of doubt, for purposes of calculating the financial covenant set forth in Section 10.13(a) only, Adjusted Consolidated EBITDA in any Relevant Period which contains one or more Adjusted Quarters shall be calculated using the adjusted values of Adjusted Consolidated EBITDA set out in paragraph (c)(i) above for each such Adjusted Quarter.

(vi)                              An election by Parent pursuant to clause (i) above of this Section 10.13(c) (x) may not be made more than twice during the period the Notes are outstanding and (y) may not be made during two consecutive Financial Years.

Section 10.14.                                  Line of Business. Parent will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which Parent, the Note Parties or the Restricted Group (taken as a whole), would then be engaged would be substantially changed from the general nature of the business in which Parent, the Note Parties or the

Restricted Group (taken as a whole), are engaged on the date of this Agreement as described in the Memorandum.

Section 10.15.                                  Economic Sanctions, Etc. Parent will not and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction would be in violation of, or could result in the imposition of sanctions under, any U.S. Economic Sanctions Laws applicable to the Company or such Controlled Entity, except, in the case of this clause (b), to the extent that such violation or sanctions, if imposed, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Although it will not be a Default or an Event of Default if any Note Party fails to comply with any provision of Section 10 before or after giving effect to the issuance of the Notes on a pro forma basis, if such a failure occurs, then any of the Purchasers may elect not to purchase the Notes on the date of Closing that is specified in Section 3.

SECTION 11.                                  EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)                                 the Company defaults in the payment of any principal or Make-Whole Amount or Modified Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)                                 the Company defaults in the payment of any interest on any Note or any amount payable pursuant to Section 13 for more than five Business Days after the same becomes due and payable; or

(c)                                  the Company or any other Note Party defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 9.5 or Section 10; or

(d)                                 the Company or any other Note Party defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b), (c) and (k)) and such default is not remedied within 60 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)                                  (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any other Note Document or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, and, if the circumstances causing such false or incorrect representation or warranty are capable of remedy within such period, the Company shall have failed to remedy such circumstances within 60 days after the earlier of (x) a Responsible Officer obtaining actual knowledge of such false or incorrect representation or warranty or (y) the Company receiving written notice of such false or incorrect representation or warranty from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(e)), or (ii) any representation or warranty made in writing by or on behalf of any Guarantor or by any officer of such Guarantor in this Agreement or any writing furnished in connection with this Agreement or any other Note Document proves to have been false or incorrect in any material respect on the date as of which made and, if the circumstances causing such false or incorrect representation or warranty are capable of remedy within such period, such Guarantor shall have failed to remedy such circumstances within 60 days after the earlier of (x) a Responsible Officer obtaining actual knowledge of such false or incorrect representation or warranty or (y) the Guarantor receiving written notice of such false or incorrect representation or warranty from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(e)); or

(f)                                   (i) any member of the Restricted Group is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least £25.0 million (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) any member of the Restricted Group is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least £25.0 million (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) any member of the Restricted Group has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least £25.0 million (or its equivalent in the relevant currency of payment), or (y) one or more Persons have the right to require any member of the Restricted Group so to purchase or repay such Indebtedness; or

(g)                                  any member of the Restricted Group (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction (other than a solvent liquidation or reorganization of a Restricted Subsidiary that is not a Note Party or, for the avoidance of doubt, a Permitted Reorganization on a solvent basis), (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)                                 a court or other Governmental Authority of competent jurisdiction, without consent by any member of the Restricted Group, enters an order appointing a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any member of the Restricted Group, or any such petition shall be filed against any member of the Restricted Group and such petition shall not be dismissed within 60 days; or

(i)                                     any event occurs with respect to any member of the Restricted Group which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j)                                    one or more final judgments or orders for the payment of money aggregating in excess of £25.0 million (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, are rendered against one or more members of the Restricted Group and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k)                                 except as permitted by the terms of the Note Documents, any Guaranty shall cease to be in full force and effect, any Guarantor or any Person acting on behalf of any Guarantor shall contest in any manner the validity, binding nature or enforceability of any Guaranty, or the obligations of any Guarantor under any Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Guaranty; or

(l)                                     (i) any security interest created by any Note Document ceases to be in full force and effect (except as permitted by the terms of the Note Documents) with respect to Collateral having a Fair Market Value in excess of £5.0 million in the aggregate, or an assertion by Parent or any of its Restricted Subsidiaries that any Collateral having a Fair Market Value in excess of £5.0 million in the aggregate is not subject to a valid, perfected security interest (except as permitted by the terms of the Note Documents) and any such Default continues for 10 days; or (ii) the repudiation by Parent or any of its Restricted Subsidiaries in writing of any of its material obligations under any Note Document; or (i) any Subordinated Creditor (as defined in the Intercreditor Agreement) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement or (ii) a representation or warranty given by a Subordinated Creditor in the Intercreditor Agreement is incorrect in any material respect, and, in either case, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 15 Business Days of the earlier of the Creditor Representative or a holder of a Note giving notice to such Subordinated Creditor or such Subordinated Creditor becoming aware of the non-compliance or misrepresentation; or

(m)                             the Company or any Guarantor repudiates any Note Document or evidences an intention to repudiate a Note Document; or

(n)                                 any event or circumstance occurs which has a Material Adverse Effect.

SECTION 12.                                  REMEDIES ON DEFAULT, ETC.

Section 12.1.                                         Acceleration.

(a)                                 If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)                                 If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)                                  If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount or, solely with respect to a prepayment, Modified Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.                                         Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.                                         Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount or Modified Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount or Modified Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.                                         No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Note or any other Note Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements and any stamp, registration, notarial or similar Taxes or fees.

SECTION 13.                                  TAX INDEMNIFICATION; FATCA INFORMATION.

(a)                                 All payments whatsoever under this Agreement, the Notes and the other Note Documents will be made by the Note Parties in lawful currency of the United States of America free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied thereon or with respect thereto unless the withholding or deduction of such Tax is compelled by law.

(b)                                 If any deduction or withholding for any Tax imposed by or on behalf of any jurisdiction in which a Note Party is then incorporated or resident for tax purposes or any political subdivision thereof or therein or any jurisdiction from or through which payment is made by or on behalf of a Note Party or any political subdivision thereof or therein (including for avoidance of doubt, so long as any Note Party is treated as a U.S. Person, any political subdivision or taxing authority of or in the United States) (hereinafter a “Taxing Jurisdiction”), shall at any time be required in respect of any amounts to be paid by the Note Parties under this Agreement, the Notes or the other Note

Documents, the Note Parties will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement, the Notes or the other Note Documents after such deduction, withholding or payment (including any required deduction or withholding of Tax on or with respect to such Additional Amount), shall be not less than the amounts then due and payable to such holder under the terms of this Agreement, the Notes or the other Note Documents before the assessment of such Tax, provided that no payment of any Additional Amounts shall be required to be made for or on account of:

(i)                                     any Tax that would not have been imposed but for the existence of any present or former connection between a holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof or the exercise of remedies in respect thereof, including such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident or national thereof, or being or having been incorporated, present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for any Note Party, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement, the Notes or any other Note Document are made to, the jurisdiction imposing the relevant Tax;

(ii)                                  any Tax that would not have been imposed but for the delay or failure by such holder or beneficial owner (following a written request by the Paying Agent or the Company) in the accurate filing with the relevant Taxing Jurisdiction (or, if relevant, with the jurisdiction of tax residence of the relevant holder or beneficial owner) of Forms (as defined below) that are required to be filed by such holder or beneficial owner to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing of such Forms, other than Forms required under Section 13(d)(i) or Section 13(d)(ii), would not (in such holder’s reasonable judgment) result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder and, provided further, that such holder shall be deemed to have satisfied the requirements of this clause (b)(ii) upon the good faith completion and submission of such Forms (other than Forms required under Section 13(d)(i)

or Section 13(d)(ii)), including refilings or renewals of filings of such Forms, as may be specified in a written request of the Paying Agent or the Company no later than 30 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof);

(iii)                               any Tax imposed under FATCA; or

(iv)                              any combination of clauses (i) through (iii) above;

and provided further that in no event shall any Note Party be obligated to pay Additional Amounts to any holder (i) by reason of any withholding or deduction for or on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due, such payment could have been made to the holder without any such withholding or deduction if that holder had been a Qualifying Purchaser (and, in the case of a Treaty Purchaser, if H.M. Revenue and Customs had issued a direction to the relevant Note Party authorizing it to make the relevant payment without withholding or deduction on account of Tax), but on that date that holder is not or has ceased to be a Qualifying Purchaser (other than as a result of any Change in Tax Law after the date it became a holder under this Agreement), (ii) by reason of any withholding or deduction for or on account of Tax imposed by the United States (or any political subdivision thereof) on amounts payable to or for the account of such holder pursuant to the law in effect on the date on which such holder becomes a holder of the Note under this Agreement or changes its applicable lending office, (iii) which is not an original Purchaser on the date of Closing, if and to the extent that, as a result of circumstances (including, for the avoidance of doubt, the status of such holder) existing on the date when such holder acquired the relevant Notes, such Note Party would, but for this proviso, be obliged to pay Additional Amounts to such holder and such Additional Amounts would exceed the Additional Amounts (if any) which would have been payable by such Note Party to such holder’s assignor pursuant to this Section 13 if the relevant Notes had not been assigned to such holder, or (iv) registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and the Paying Agent or the Company shall have given timely notice of such law or interpretation to such holder.

In this Section 13:

“Change in Tax Law” shall have the same meaning as in section 8.3, but for the avoidance of doubt the last sentence of section 8.3(d), and any related references in section 8.3(d) to the opinion requirements of that subsection, shall not apply for the purposes of this section 13.

“Qualifying Purchaser” means a Purchaser which is beneficially entitled to interest payable to such Purchaser under the Notes and is:

(A)                               a Treaty Purchaser; or

(B)                               a Purchaser which is a company resident in the United Kingdom for United Kingdom tax purposes, unless in respect of such Purchaser a direction under section 931 of the ITA has been given to the Company and a copy of such direction has been provided to such Purchaser; or

(C)                               a Purchaser which is a company which is not resident in the United Kingdom for United Kingdom tax purposes but which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the interest on the Notes which are held by or for the purposes of that permanent establishment, unless in respect of such Purchaser a direction under section 931 of the ITA has been given to the Company and a copy of such direction has been provided to such Purchaser; or

(D)                               a Purchaser which is a partnership each member of which is:

(1)                                 a company which is resident in the United Kingdom for United Kingdom tax purposes; or

(2)                                 a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable on the Notes which is attributed to it under Part 17 of the CTA, unless in respect of such Purchaser or members of such Purchaser a direction under section 931 of the ITA has been given to the Company and a copy of such direction has been provided to such Purchaser; or

(E)                                a Purchaser:

(1)                                 which is a bank (as defined for the purpose of section 879 of the ITA) and is within the charge to United Kingdom corporation tax in respect of any payments of interest made on the Notes held by it or would be within such charge in respect of such payments apart from section 18A of the CTA; or

(2)                                 which holds Notes that were issued to a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time when they were issued and is within the charge to United Kingdom corporation tax in respect of any payments of interest made to it on such Notes; and

“Treaty Purchaser” means a holder which is:

(A)                               resident in a jurisdiction which has a double taxation treaty (a “Treaty”) with the United Kingdom which makes full provision for full exemption from Tax imposed by the United Kingdom on interest payable under the Notes;

(B)                               does not hold its Notes through or for the purposes of any permanent establishment in the United Kingdom; and

(C)                               satisfies any other condition in the Treaty which is relevant to the exemption referred to in limb (A) if and to the extent that such condition relates to such holder (including its residence and tax status), and for such purposes any procedural formalities relevant to such exemption shall be deemed to have been completed.

(c)                                  By acceptance of any Note, the holder of such Note agrees, subject to the limitation of clause (b)(ii) above, that it will from time to time with reasonable promptness (x) duly and accurately complete and deliver to or as reasonably directed by the Paying Agent or the Company all such forms, certificates, documents and returns (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States, United Kingdom or other jurisdiction, as applicable, and such Taxing Jurisdiction and (y) provide the Paying Agent and the Company with such information with respect to such holder as the Paying Agent or the Company may reasonably request in order to complete any such Forms or comply with any backup withholding and information reporting requirements, provided that nothing in this Section 13 shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly and accurately completed and delivered by such holder to the Paying Agent or the Company or, if relevant, mailed by registered post to the appropriate taxing authority, whichever is applicable, within 30 days following a written request of the Company (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language).

(d)                                 Without limiting the generality of the foregoing,

(i)                                     any holder of a Note shall deliver to the Paying Agent and the Company on or before the date it becomes a holder (and from time to time thereafter upon the reasonable request of the Paying Agent or the Company) executed copies of (A) if the holder is a U.S. Person, IRS Form W-9 certifying that such holder is a U.S. person exempt from U.S. federal backup withholding tax and providing its U.S. taxpayer identification number, or (B) if the holder is not a U.S. Person, IRS Form W-8BEN-E (or any other applicable Form W-8, together with any required attachments, including, for the avoidance of doubt, with respect to beneficial owners) properly establishing full exemption from, or reduction in, U.S. withholding taxes in respect of payments under the Notes, together with any other statements or certifications reasonably necessary to establish the applicable exemption or reduction;

(ii)                                  each holder shall deliver to the Paying Agent and the Company at the time or times prescribed by law and at such time or times reasonably requested by the Paying Agent and the Company such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Paying Agent or the Company as may be necessary for the Paying Agent and the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement;

(iii)                               each holder agrees that if any form or certification it previously delivered becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Paying Agent and Company in writing of its legal inability to do so; and

(iv)                              each holder shall deliver to the Paying Agent or the Company at such time or times reasonably requested by the Paying Agent or the Company, as applicable (having regard to whether there is any proposed acquisition, or has been any recent acquisition, of Notes by such holder and whether it appears to the Paying Agent or the Company that there has been any change in the residence or tax status of such holder, any change in the branch or office through which such holder holds its Notes or any other change in circumstances or law, including any tax treaty, which the Paying Agent or the Company reasonably considers might realistically affect whether such holder is a Qualifying Purchaser) written confirmation (but without liability to the Paying Agent or the Company and without prejudice to its rights under this section 13) of (A) whether or not it is a Qualifying Purchaser, (B) if it is a Qualifying Purchaser, which limb of the Qualifying Purchaser definition it falls within and (C) if it is a Treaty Purchaser, which jurisdiction it is resident in and whether or not it wishes the HMRC DT Treaty Passport Scheme to apply in relation to its holding of Notes (and, if it so wishes, what its relevant treaty passport details are).

(e)                                  If any payment of Additional Amounts is made by a Note Party to a holder pursuant to this Section 13, then, if such holder determines that it has received or been granted a refund, relief, remission or repayment of Taxes related to the relevant Additional Amount, such holder shall without unreasonable delay reimburse to the Note Parties such amount as such holder shall determine to be attributable to the relevant Additional Amount or Taxes or deduction or withholding related to the relevant Additional Amount such that such holder is in the same after-Tax position that it would have been in if the relevant Taxes, deduction or withholding had not been payable or imposed. Without prejudice to the generality of the preceding sentence, in the event that: (x) United Kingdom Taxes are deducted or withheld by a Note Party from payments to a holder under a Note in satisfaction of such Note Party’s obligations under applicable law; (y) Additional Amounts are, in connection with such deduction or withholding, paid by a Note Party to such holder pursuant to this Section 13; and (z) such holder is a Treaty

Purchaser, then such holder shall reasonably cooperate with the relevant Note Party in order to obtain a refund of the United Kingdom Taxes so withheld from H.M. Revenue and Customs (and, in the event that such Taxes are refunded to such holder, such holder shall without unreasonable delay reimburse such Taxes to the relevant Note Party net of any reasonable out of pocket expenses such that such holder is in the same after-Tax position that it would have been in if such Taxes had not been so deducted or withheld). Subject to Section 13(h), nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar Tax liability in respect of such Taxes, withholding or deduction in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in Section 13(b)(ii)) disclose any information relating to its tax affairs or any computations in respect thereof.  Any reference in this subsection (e) to “determines” or “determined” means a determination made in the absolute discretion of the relevant holder (without any implied duty of reasonableness or other restriction).

(f)                                   The Company will furnish the holders of Notes, promptly and in any event within 60 days after the date of any payment by the Note Parties of any Tax in respect of any amounts paid under this Agreement, the Notes or the other Note Documents, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of the Company, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.

(g)                                  If the Note Parties are required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which the Note Parties would be required to pay any Additional Amounts under this Section 13, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then the Note Parties will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by the Note Parties, and any Additional Amount required as a result of any deduction or withholding of any Tax required in respect of such payment) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

(h)                                 If any of the Note Parties make payment to or for the account of any holder of a Note, including for the avoidance of doubt, pursuant to clause 13(g) above, and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from the Company (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by the Company, subject, however, to the same limitations with respect to Forms as are set forth above..

(i)                                     The obligations of the Note Parties under this Section 13 shall survive the payment or transfer of any Note and the provisions of this Section 13 shall also apply to successive transferees of the Notes.

SECTION 14.                                  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 14.1.                                         Registration of Notes. The Paying Agent, solely, for this purpose acting as a non-fiduciary agent of the Company, shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and neither the Company nor the Paying Agent shall be affected by any notice or knowledge to the contrary. The Paying Agent shall give to the Company and any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 14.2.                                         Transfer and Exchange of Notes; No Transfer to Competitors.

(a)                                 Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 19(a)(iii) or to any transfer agent appointed by the Company and identified in writing to the Holders (including pursuant to Section 14.4)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp or other similar tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.

(b)                                 Without limiting the foregoing, each Purchaser agrees, and each subsequent holder of a Note, by its acceptance of a Note, shall be deemed to have agreed, that it will not, directly or indirectly, transfer any Note purchased by it to a Person which is a Competitor (it being understood that such Purchaser or subsequent holder, as the case may be,  shall advise any broker or intermediary acting on its behalf in connection with any such transfer that such transfer to a Competitor is limited hereby).

Section 14.3.                                         Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 19(a)(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)                                 in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)                                 in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Company at its own expense shall execute and deliver (or direct any transfer agent appointed by the Company to deliver), in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14.4                            Registrar, Paying Agent and Transfer Agent.  As of the date hereof, The Bank of New York Mellon has been appointed by the Company to act as registrar, paying agent and transfer agent for the Notes (in addition to its other agent duties, obligations and responsibilities described hereunder). Until such time as the Company notifies the Holders in writing of the appointment of another registrar, paying agent and/or transfer agent, (a) all notices from the Holders for changes of name, address, contact details or payment details of the Holders shall be sent to The Bank of New York Mellon at the address set forth below in Section 19 and (b) all transfers, exchanges, amendments, replacements or cancellations of Notes shall be addressed to The Bank of New York Mellon as the transfer agent.  The Company may replace the registrar, the paying agent or transfer agent from time to time by providing at least 30 days prior written notice to the Holders.

SECTION 15.                                  PAYMENTS ON NOTES.

Section 15.1.                                         Place of Payment. Subject to Section 15.2, payments of principal, Make-Whole Amount or Modified Make-Whole Amount, if any, and interest and Additional Amounts, if any, becoming due and payable on the Notes shall be made in New York, New York at the principal office of the Paying Agent in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 15.2.                                         Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will, or will cause the Paying Agent to, pay all sums becoming due on such Note for principal, Make-Whole Amount or Modified Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company and the Paying Agent in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company or the Paying Agent made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2. The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.

SECTION 16.                                  EXPENSES, ETC.

Section 16.1.                                         Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any other Note Document (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any other Note Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any other Note Document, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of any Note Party or in connection with any work-out or restructuring of the transactions contemplated hereby and by the other Note Documents, (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,000, and (d) if required by the NAIC, the cost of obtaining and maintaining a Legal Entity Identifier (LEI). The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes) and, (ii) any and all wire transfer fees that any bank deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note.  Notwithstanding the foregoing, the Company shall not pay any travel costs and expenses incurred by the Purchasers in connection with this Agreement, the Notes, the Notes Documents or the transactions contemplated hereby, except in connection with the exercise of any visitation rights under Section 7.3(b).

Section 16.2.                                         Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any other Note Document or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or the United Kingdom or any other jurisdiction of organization of the Company or any other Note Party or any other jurisdiction where the Company or any other Note Party has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement, any Note or any other Note Document and to pay an amount equal to any irrecoverable value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 16, except in each case for any such taxes or fees arising out of a transfer or assignment of the Notes (or any other interest in any Note Document) by or on behalf of any Purchaser, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 16.3.                                         Survival. The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or any other Note Document, and the termination of this Agreement.

SECTION 17.                                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the Notes and the other Note Documents, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of any Note Party pursuant to this Agreement shall be deemed representations and warranties of such Note Party made as of the date of delivery of such certificate or other instrument (except as otherwise provided therein) under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and the other Note Documents embody the entire agreement and understanding between each Purchaser and the Note Parties and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 18.                                  AMENDMENT AND WAIVER.

Section 18.1.                                         Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a)                                 no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6, 22 or 23 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;

(b)                                 no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount or Modified Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to Closing that appear in Section 4, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2), 11(a), 11(b), 12, 13, 18, 21 or 24.8; and

(c)                                  Section 8.9 may be amended or waived to permit offers to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions only with the written consent of the Company and the Super-Majority Holders.

Section 18.2.                                         Solicitation of Holders of Notes.

(a)                                 Solicitation. The Company will provide each Purchaser and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required (in the reasonable discretion of the holders of Notes), to enable such Purchaser and such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any other Note Document. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 18 to each Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.

(b)                                 Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of a Note as consideration for or as an inducement to the entering into by such Purchaser or holder of any waiver or amendment of any of the terms and provisions hereof or of any Note or any other Note Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and each holder of a Note even if such Purchaser or holder did not consent to such waiver or amendment.

(c)                                  Consent in Contemplation of Transfer. Any consent given pursuant to this Section 18 by a holder of a Note that has transferred or has agreed to transfer its Note to the Company, any Subsidiary or any Affiliate or to any other Person in connection with, or in anticipation of, an acquisition of, tender offer for or merger with the Company and/or any of its Affiliates (either pursuant to a waiver under Section 18.1(c) or subsequent to Section 8.9 having been amended pursuant to Section 18.1(c)) in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 18.3.                                         Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 18 applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Note Parties without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Note Parties and any Purchaser or holder of a Note and no delay in exercising any rights hereunder or under any Note or any other Note Document shall operate as a waiver of any rights of any Purchaser or holder of such Note.

Section 18.4.                                         Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or any other Note Document, or have directed the taking of any action provided herein or in the Notes or any other Note Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 19.                                  NOTICES; ENGLISH LANGUAGE.

(a)                                 Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (x) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized commercial delivery service (charges prepaid), (y) by an internationally recognized commercial delivery service (charges prepaid) or (z) by registered or certified mail with return receipt requested (postage prepaid). Any such notice must be sent:

(i)                                     if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)                                  if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

(iii)                               if to any Note Party, to the Company at its address set forth at the beginning hereof to the attention of Edward Woodward, Executive Vice

Chairman, or at such other address as the Company shall have specified to the holder of each Note in writing, or

(iv)                              if to the Paying Agent, to The Bank of New York Mellon, at 101 Barclay Street, Floor 7E, New York, New York 10286, USA, Attn: International Corporate Trust.

Notices under this Section 19 will be deemed given only when actually received.

(b)                                 Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Agreement shall be in English or accompanied by an English translation thereof.

(c)                                  This Agreement, the Notes and the other Note Documents have been prepared and signed in English and the parties hereto agree that the English version hereof and thereof (to the maximum extent permitted by applicable law) shall be the only version valid for the purpose of the interpretation and construction hereof and thereof notwithstanding the preparation of any translation into another language hereof or thereof, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in England and Wales or any other jurisdiction in respect hereof or thereof.

SECTION 20.                                  REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Note Parties agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit the Note Parties or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 21.                                  CONFIDENTIAL INFORMATION.

For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Note Parties in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary or confidential in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Note Parties, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, provided, that such source is not known to such Purchaser to be bound by a confidentiality agreement with any Note Party or otherwise prohibited from transmitting the information to such Purchaser by a contractual or legal obligation, (c) otherwise becomes known to such Purchaser other than through disclosure by any Note Party or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 21), (v) any Person from which it offers to purchase any security of the Note Parties (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 21), (vi) upon the request of any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any other Note Document. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 21.

In the event that as a condition to receiving access to information relating to the Note Parties in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 21, this Section 21 shall not be amended thereby and, as between such Purchaser or such holder and the Note Parties, this Section 21 shall supersede any such other confidentiality undertaking.

SECTION 22.                                  SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the

purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 22), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 23.                                  GUARANTY.

Section 23.1.                                         Guaranty.

(a)                                 Subject to this Section 23, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note, irrespective of the validity and enforceability of this Agreement, the Notes or the obligations of the Company hereunder or thereunder, that:

(i)                                     the principal of, interest, Make-Whole Amount (if any), Modified Make-Whole Amount (if any) and any amount payable pursuant to Section 13, if any, on, the Notes will be promptly paid in full, in Dollars, when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, interest Make-Whole Amount (if any), Modified Make-Whole Amount (if any) and any amount payable pursuant to Section 13, if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof;

(ii)                                  in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full in Dollars when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise; and

(iii)                               the prompt performance and observance by the Company of all covenants, agreements and conditions on its part to be performed and observed hereunder and under the Notes, in each case strictly in accordance with the terms hereof and thereof.

(b)                                 Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and performance and not a guarantee of collection.

(c)                                  The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Agreement, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Agreement.

(d)                                 If any Holder is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid to such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(e)                                  Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 12 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Section 12 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 23.2.                                         Limitation on Guarantor Liability.                          Notwithstanding any other provisions of this Section 23, each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Section 23, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 23.3.                                         Releases.

(a)                                 The Note Guarantee of a Guarantor (other than Parent) will be released:

(1)                                 in connection with any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation, amalgamation or combination) to a Person that is not (either before or after giving effect to such transaction) Parent or any of its Restricted Subsidiaries, if the sale or other disposition does not violate Section 10.2 or 10.3;

(2)                                 in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Parent or any of its Restricted Subsidiaries, if the sale or other disposition does not violate Section 10.2 or 10.3 and the Guarantor ceases to be a Restricted Subsidiary as a result of the sale or other disposition;

(3)                                 if Parent designates any of its Restricted Subsidiaries that is a Guarantor to be an Unrestricted Subsidiary in accordance with Section 10.10;

(4)                                 upon repayment in full of the Notes;

(5)                                 upon the completion of an enforcement sale of the Capital Stock or all of the assets of such Guarantor pursuant to the terms of the Intercreditor Agreement;

(6)                                 in connection with a Permitted Reorganization; or

(7)                                 as a result of a transaction permitted under Section 10.2.

The Note Guarantee of Parent and RFJ will be released:

(1)                                 upon repayment in full of the Notes;

(2)                                 in connection with an enforcement sale pursuant to the terms of the Intercreditor Agreement;

(3)                                 pursuant to an amendment under Section 18;

(4)                                 in connection with a Permitted Reorganization; or

(5)                                 as a result of a transaction permitted under Section 10.2.

Without prejudice to the provisions of the Intercreditor Agreement, if a Guarantor or, as the case may be, its assets, is or is proposed to be the subject of release pursuant to this Section 23.3 or a Permitted Reorganization then:

(a)                                 where that Guarantor created Transaction Security over any of its assets or business (including the assets or business of any of its Subsidiaries that is to cease to be a member in favor of the Security Trustee of the Restricted Group as a result of the release), or Transaction Security was created over the shares (or equivalent) of that Guarantor (or any of its Subsidiaries that is to cease to be a member of the Restricted Group as a result of the release), the Security Trustee shall, at the cost and request of the Company, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation in accordance with the Intercreditor Agreement;

(b)                                 the resignation of that Guarantor and related release of Transaction Security referred to in paragraph (a) above shall not become effective until the date of that release or Permitted Reorganization, as applicable; and

(c)                                  if the release or Permitted Reorganization of that Guarantor is not made, the release of Transaction Security referred to in paragraph (a) above shall have no effect and the obligations of the Guarantor and the Transaction Security created or intended to be created by or over that Guarantor and its Subsidiaries shall continue in such force and effect as if that release had not been effected.

Section 23.4.                                         Release of Guarantors’ Right of Contribution:  If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Note Documents then on the date such Retiring Guarantor ceases to be a Guarantor (a) that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Note Documents and (b) each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Note Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Holders under any Note Document or of any other security taken pursuant to, or in connection with, any Note Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

Section 23.5.                                         Guarantee Limitations.

(a)                                 This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the United Kingdom Companies Act 2006 or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Guarantor and, with respect to any Additional Guarantor, is subject to any limitations set out in the relevant Note Guarantee Joinder Agreement applicable to such Additional Guarantor.

(b)                                 Notwithstanding anything to the contrary contained herein or in any other Note Document, Parent shall not cause or allow the Company to become a U.S. Note Party and, with respect to any obligation of a U.S. Note Party, no CFC Note Party shall guarantee a U.S. Note Party’s obligations.

SECTION 24.                                  MISCELLANEOUS.

Section 24.1.                                         Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 24.2.                                         Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with IFRS; provided, that any provisions with respect to the Parent’s Subsidiaries that are expressly determined in accordance with GAAP under this Agreement shall be interpreted in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with IFRS, and (ii) all financial statements shall be prepared in accordance with IFRS.  For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Parent to measure any financial liability using fair value (as permitted by International Accounting Standard 39 — Financial Instruments: Recognition and Measurement, International Accounting Standard 9 — Financial Instruments or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 24.3.                                         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 24.4.                                         Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 14, (b) subject to Section 24.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 24.5.                                         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 24.6.                                         Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 24.7.                                         Jurisdiction and Process; Waiver of Jury Trial.

(a)                                 Each Note Party irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, each Note Party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)                                 Each Note Party agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 24.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)                                  Each Note Party consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 24.7(a) by mailing a copy thereof by registered, certified, priority or express mail, postage prepaid, return receipt or delivery confirmation requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 19, to Corporation Service Company, as its agent for the purpose of accepting service of any process in the United States. Each Note Party agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)                                 Nothing in this Section 24.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Note Parties in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)                                  The Company hereby irrevocably appoints Corporation Service Company to receive for it, and on its behalf, service of process in the United States.

(f)                                   The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Section 24.8.                                         Obligation to Make Payment in Dollars. Any payment on account of an amount that is payable hereunder or under the Notes in Dollars which is made to or for the account of any holder in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Company or any other Note Party, shall constitute a discharge of the obligation of the Note Parties under this Agreement or the Notes only to the extent of the amount of Dollars which such holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Dollars that could be so purchased is less than the amount of Dollars originally due to such holder, the Note Parties agree to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you, the Company and the Guarantors.

Very truly yours,

MU FINANCE PLC

By	/s/ Ed Woodward
	Name:	Ed Woodward
	Title:	Authorized Signatory

RED FOOTBALL LIMITED

By	/s/ Ed Woodward
	Name:	Ed Woodward
	Title:	Authorized Signatory

RED FOOTBALL JUNIOR LIMITED

By	/s/ Ed Woodward
	Name:	Ed Woodward
	Title:	Authorized Signatory

MANCHESTER UNITED LIMITED

By	/s/ Ed Woodward
	Name:	Ed Woodward
	Title:	Authorized Signatory

MANCHESTER UNITED FOOTBALL CLUB LIMITED

By	/s/ Ed Woodward
	Name:	Ed Woodward
	Title:	Director

[MU FINANCE PLC Note Purchase Agreement]

THE BANK OF NEW YORK MELLON, as Paying Agent

By	/s/ Catherine F. Donohue
	Name:	Catherine F. Donohue
	Title:	Vice President
	Address:	101 Barclay Street
New York, NY 10236 USA
	Fax:	212-815-5390
	Attention:	International Corporate Trust

[MU FINANCE PLC Note Purchase Agreement]

This agreement is hereby accepted and agreed to as of the date hereof.

AMERICAN GENERAL LIFE INSURANCE COMPANY

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

AMERICAN HOME ASSURANCE COMPANY

NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA

UNITED GUARANTY RESIDENTIAL INSURANCE COMPANY

By:	AIG Asset Management (U.S.) LLC, Investment Adviser

	By	/s/ Gerald F. Herman
		Name:	Gerald F. Herman
		Title:	Managing Director

[MU FINANCE PLC Note Purchase Agreement]

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC as Investment Adviser

	By	/s/ Mark Ackerman
		Name:	Mark Ackerman
		Title:	Managing Director

CM LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC as Investment Adviser

	By	/s/ Mark Ackerman
		Name:	Mark Ackerman
		Title:	Managing Director

[MU FINANCE PLC Note Purchase Agreement]

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	Northwestern Mutual Investment Management Company, LLC, its Investment Adviser

	By	/s/ Mark E. Kishler
		Name:	Mark E. Kishler
		Title:	Managing Director

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, for its Group Annuity Separate Account

	By	/s/ Mark E. Kishler
		Name:	Mark E. Kishler
		Title:	Authorized Representative

[MU FINANCE PLC Note Purchase Agreement]

USAA LIFE INSURANCE COMPANY

By	/s/ James F. Jackson, Jr.
	Name:	James F. Jackson, Jr.
	Title:	Executive Director

USAA LIFE INSURANCE COMPANY OF NEW YORK

By	/s/ James F. Jackson, Jr.
	Name:	James F. Jackson, Jr.
	Title:	Executive Director

[MU FINANCE PLC Note Purchase Agreement]

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:	Delaware Investment Advisers, a series of Delaware
Management Business Trust, Attorney in Fact

	By	/s/ Frank LaTorraca
		Name:	Frank LaTorraca
		Title:	Vice President

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

By:	Delaware Investment Advisers, a series of Delaware
Management Business Trust, Attorney in Fact

	By	/s/ Frank LaTorraca
		Name:	Frank LaTorraca
		Title:	Vice President

[MU FINANCE PLC Note Purchase Agreement]

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY

RELIASTAR LIFE INSURANCE COMPANY

VOYA INSURANCE AND ANNUITY COMPANY

SECURITY LIFE OF DENVER INSURANCE COMPANY

By:	Voya Investment Management LLC, as Agent

	By	/s/ Christopher P. Lyons
		Name:	Christopher P. Lyons
		Title:	Managing Director

AMERICAN FIDELITY ASSURANCE COMPANY

By:	Voya Investment Management Co. LLC, as Agent

	By	/s/ Christopher P. Lyons
		Name:	Christopher P. Lyons
		Title:	Managing Director

[MU FINANCE PLC Note Purchase Agreement]

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By:	AEGON USA Investment Management, LLC, its investment manager

	By	/s/ Bill Henricksen
		Name:	Bill Henricksen
		Title:	Vice President

TRANSAMERICA LIFE INSURANCE COMPANY

By:	AEGON USA Investment Management, LLC, its investment manager

	By	/s/ Bill Henricksen
		Name:	Bill Henricksen
		Title:	Vice President

STONEBRIDGE LIFE INSURANCE COMPANY

By:	AEGON USA Investment Management, LLC, its investment manager

	By	/s/ Bill Henricksen
		Name:	Bill Henricksen
		Title:	Vice President

TRANSAMERICA CASUALTY INSURANCE COMPANY

By:	AEGON USA Investment Management, LLC, its investment manager

	By	/s/ Bill Henricksen
		Name:	Bill Henricksen
		Title:	Vice President

[MU FINANCE PLC Note Purchase Agreement]

PACIFIC LIFE INSURANCE COMPANY

By	/s/ Cathy L. Schwartz
	Name:	Cathy L. Schwartz
	Title:	Assistant Vice President

By	/s/ Matthew A. Levene
	Name:	Matthew A. Levene
	Title:	Assistant Secretary

[MU FINANCE PLC Note Purchase Agreement]

UNUM LIFE INSURANCE COMPANY OF AMERICA

By:	Provident Investment Management, LLC, its Agent

	By	/s/ Ben Vance
		Name:	Ben Vance
		Title:	Vice President, Senior Managing Director

COLONIAL LIFE & ACCIDENT INSURANCE COMPANY

By:	Provident Investment Management, LLC, its Agent

	By	/s/ Ben Vance
		Name:	Ben Vance
		Title:	Vice President, Senior Managing Director

[MU FINANCE PLC Note Purchase Agreement]

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

By	/s/ Anne Finucane
	Name:	Anne Finucane
	Title:	Investment Officer

[MU FINANCE PLC Note Purchase Agreement]

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By	/s/ Thomas M. Donohue
	Name:	Thomas M. Donohue
	Title:	Managing Director

[MU FINANCE PLC Note Purchase Agreement]

HARTFORD LIFE INSURANCE COMPANY

HARTFORD LIFE AND ACCIDENT INSURANCE COMPANY

HARTFORD ACCIDENT AND INDEMNITY COMPANY, Separate Account B, a separate account of HARTFORD LIFE INSURANCE COMPANY

By:	Hartford Investment Management Company Their Agent and Attorney-in-Fact

	By	/s/ John Knox
		Name:	John Knox
		Title:	Senior Vice President

[MU FINANCE PLC Note Purchase Agreement]

LIFE INSURANCE COMPANY OF THE SOUTHWEST

By:	Sentinel Asset Management, Inc.

By	/s/ Chris P. Gudmastad
	Name:	Chris P. Gudmastad, CFA
	Title:	Vice-President

[MU FINANCE PLC Note Purchase Agreement]

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

PART I — GENERAL DEFINITIONS

“Accounting Reference Date” means, for any year, June 30.

“Additional Amounts” is defined in Section 13(b).

“Additional Payments” is defined in Section 8.3.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Section 10.9.

“Affected Noteholder” is defined within the definition of “Noteholder Sanctions Event.”

“Affected Notes” is defined in Section 8.4.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to Parent, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of Parent or any Subsidiary or any Person of which Parent and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of Parent.

“Agreement” means this Note Purchase Agreement, including all Schedules and Exhibits attached to this Agreement.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Applicable Percentage” is defined in Section 8.10.

SCHEDULE B
(TO NOTE PURCHASE AGREEMENT)

“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration.

“Blocked Person” means (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (ii) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (iii) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (i) or (ii).

“Business Day” means (a) for the purposes of Section 8.11 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or London, England are required or authorized to be closed.

“Called Principal” is defined in Section 8.10.

“CFC” means a “controlled foreign corporation” (as defined in Section 857(a) of the Code) for U.S. federal income tax purposes.

“CFC Note Party” means a Note Party that is a CFC.

“Change of Control Prepayment Date” is defined in Section 8.6.

“Change of Control Prepayment Notice” is defined in Section 8.6.

“Change of Control Response Date” is defined in Section 8.6.

“Change in Tax Law” is defined in Section 8.3.

“Closing” and “Closing Date” are defined in Section 3.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Company” or “MUF” means MU Finance PLC (registration number 07088267), a company incorporated in England and Wales with limited liability.

“Competitor” means any Person (or an Affiliate of a Person) who (a) is engaged in the ownership or operation of a professional football club or the media broadcast, or production for broadcast, of professional sporting events or (b) has the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting (or equivalent) of an entity which falls within clause (a) above or who holds beneficially more than 50% of the issued share capital (or equivalent) of an entity which falls within paragraph (a) above (any such Person, a “Competitor Shareholder”), any Affiliate of a Competitor Shareholder, any trust of which a Competitor Shareholder or any of its Affiliates is a trustee, any partnership of which a Competitor Shareholder or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, a Competitor Shareholder or any of its Affiliates; provided, however, that:

(i)            the provision of investment advisory services by a Person to a Plan or Non-U.S. Plan which is owned or controlled by a Person which would otherwise be a Competitor shall not of itself cause such Person providing such services to be deemed a Competitor if such Person has established procedures which will prevent confidential information supplied to such Person by any Note Party from being transmitted or otherwise made available to such Plan or Non-U.S. Plan or Person owning or controlling such Plan or Non-U.S. Plan; and

(ii)                                  in no event shall an Institutional Investor which maintains passive investments in any Person which is a Competitor for that reason alone be deemed a Competitor (it being understood that neither the normal administration of such investments nor the exercise of rights in respect thereof shall be deemed to cause such Institutional Investor to be a “Competitor”).

“Confidential Information” is defined in Section 21.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (i) any of the Subsidiaries of Parent and any of their or Parent’s respective Controlled Affiliates and (ii) if Parent has a parent company, such parent company and its Controlled Affiliates.

“Credit Facilities” means, one or more debt facilities or arrangements or ancillary facilities (including, without limitation, the Revolving Credit Facility and the Term Loan Facility), or commercial paper facilities and overdraft facilities or indentures or trust deeds or note purchase agreements, in each case, with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables) or letters of credit, bonds, note debentures or other corporate debt instruments or other Indebtedness in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors), in whole or in part from time to time (whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Revolving Credit Facility or one or more other credit or other agreements, indentures, financing agreements or otherwise) and, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing. Without limiting the generality of the foregoing, the term “Credit Facilities” shall include any agreement or instrument (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding Subsidiaries of Parent as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Creditor Representative” means the entity appointed under the Representative Deed pursuant to Section 1.3.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest per annum that is the greater of (i) 2.00% above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2.00% over the rate of interest publicly announced by JP Morgan Chase Bank in New York, New York as its “base” or “prime” rate.

“Disclosure Documents” is defined in Section 5.3.

“Discounted Value” is defined in Section 8.10.

“Disposition Prepayment Date” is defined in Section 8.5.

“Disposition Response Date” is defined in Section 8.5.

“Dollars” or “$” means lawful currency of the United States of America.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with Parent under section 414 of the Code.

“European Union” means the European Union as of 1 January 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy,

Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which becomes a member of the European Union after 1 January 2004.

“Event of Default” is defined in Section 11.

“Excess Proceeds Prepayment Offer” is defined in Section 8.5.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder from time to time in effect.

“Exhibit” is defined in Section 1.

“Existing Note Documents” means the Existing Note Indenture, the Existing Notes and the Existing Note Guarantees (whether contained in the Existing Note Indenture or otherwise).

“Existing Note Guarantees” means the “Note Guarantees” as defined in the Existing Note Indenture.

“Existing Note Indenture” means the indenture governing the Existing Notes dated on or about May 20, 2013, and made between, among others, the Existing Note Trustee, the Security Trustee, the Company and the senior note guarantors.

“Existing Notes” means the senior notes due 2017 issued or to be issued by the Company under the Existing Note Indenture.

“Existing Note Trustee” means The Bank of New York Mellon as trustee under the Existing Note Indenture.

“Existing RCF Agreement” means the £75,000,000 revolving facilities agreement dated January 29, 2010, and made between, among others, MUL and J.P. Morgan Europe Limited acting as agent and security trustee.

“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Football Creditors” has the meaning given to such term in rule E.35 (or any equivalent provision) of the Premier League Handbook.

“Forms” is defined in Section 13.

“Governmental Authority” means

(a)                        the government of

(i)                          the United States of America or the United Kingdom or any state or other political subdivision of either thereof, or

(ii)                          any other jurisdiction in which Parent or any Restricted Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of Parent or any Parent Subsidiary, or

(b)        any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantors” means Parent, MUFC, MUL, RFJ and any Additional Guarantor, collectively, and each individually a “Guarantor”.

“Guaranty” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” or “Holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 18.2 and 19 and any related definitions in this Schedule BI or in Schedule BII, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Intercreditor Agreement” means the intercreditor agreement dated January 29, 2010, as amended and restated on or about the date hereof (as may be amended and/or restated or supplemented from time to time) and made between, among others, Parent, the Debtors (as defined in the Intercreditor Agreement), the Security Trustee (as defined in the Intercreditor Agreement), the RCF Agent (as defined in the Intercreditor Agreement), the Hedge Counterparties (as defined in the Intercreditor Agreement) and the Intra-Group Lenders (as defined in the Intercreditor Agreement).

“Legal Opinion” means any legal opinion delivered to the Purchasers under Section 4.4 or Section 10.9.

“Legal Reservations” means:

(a)                                 the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors;

(b)                                 the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defenses of set-off or counterclaim;

(c)                                  similar principles, rights and defenses under the laws of any Relevant Jurisdiction; and

(d)                                 any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease in the nature thereof.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“London Banking Day” is defined in Section 24.8.

“Make-Whole Amount” is defined in Section 8.10.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of Parent and its Subsidiaries taken as a whole.

“Material Adverse Effect” means an event or circumstance (taking into account all the resources, including funds, insurance and other claims and indemnities, available to the Group) (a) which has or is reasonably likely to have a material adverse effect on the business, assets of the Group (taken as a whole) or financial condition of the Group (taken as a whole), (b) which has or is reasonably likely to have a material adverse effect on the ability of the Group (taken as a whole) to perform its payment obligations under the Note Documents or (c) which, subject to the Legal Reservations and Perfection Requirements , affects the validity or the enforceability of any of the Transaction Security Documents in a manner which is reasonably likely to materially adversely affect the interests of the Noteholders and, if capable of remedy, is not remedied within 20 Business Days of the earlier of Parent becoming aware of the issue or being given notice of the issue by a Noteholder.

“Material Credit Facility” means, as to Parent and the Parent Subsidiaries,

(a)                                 the Revolving Credit Facility, the Term Loan Facility and until the Closing, the Existing Indenture and Existing Notes; and

(b)                                 any other Credit Facility in a principal amount outstanding or available for borrowing equal to or greater than £25.0 million (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency).

“Maturity Date” is defined in the first paragraph of each Note.

“Memorandum” is defined in Section 5.3.

“Modified Make-Whole Amount” is defined in Section 8.10.

“MU Cayman” means Manchester United plc, an exempted company with limited liability under the Companies Law (2011 Revision) of the Cayman Islands, as amended and restated from time to time.

“MUF” or the “Company” means MU Finance PLC (registration number 07088267), a company incorporated in England and Wales with limited liability.

“MUFC” means Manchester United Football Club Limited (registration number 95489), a company incorporated in England and Wales with limited liability.

“MUL” means Manchester United Limited (registration number 02570509), a company incorporated in England and Wales with limited liability.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by Parent or any Parent Subsidiary primarily for the benefit of employees of Parent or one or more Parent Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the Note Purchase Agreement and the Notes, executed pursuant to the provisions of the Note Purchase Agreement.

“Note Guaranty Joinder Agreement” means a note guaranty joinder agreement substantially in the form of Exhibit 2.

“Noteholder Sanctions Event” means, with respect to any Purchaser or holder of a Note (an “Affected Noteholder”), such Purchaser or holder or any of its affiliates being in violation of or subject to sanctions (a) under any U.S. Economic Sanctions Laws as a result of Parent or any Controlled Entity becoming a Blocked Person or, directly or indirectly, having any investment in or engaging in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Blocked Person or (b) under any similar laws, regulations or orders adopted by any State within the United States as a result of the name of Parent or any Controlled Entity appearing on a State Sanctions List.

“Notes Offer” is defined in Section 10.3(b).

“Note Parties” means the Company and the Guarantors.

“Notes” is defined in Section 1.

“Note Documents” means the Note Purchase Agreement, the Notes, the Intercreditor Agreement, the Representative Deed and the Transaction Security Documents.

“Note Purchase Agreement” means this Agreement.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company or other Note Party, as applicable, whose responsibilities extend to the subject matter of such certificate.

“Parent” means Red Football Limited (registration number 05370076), a company incorporated in England and Wales with limited liability.

“Parent Subsidiary” means any Subsidiary of Parent, including the Company.

“Pari Passu Debt” is defined in the Intercreditor Agreement.

“Paying Agent” means The Bank of New York Mellon, as paying agent for the Company under this Agreement, or any replacement thereof selected by the Company.

“Perfection Requirements” means the making of appropriate registrations, filings, endorsements, stampings, intimation in accordance with local laws, notations in stock registries, notarizations, legalization, notices and other actions and steps in any relevant jurisdiction in order to perfect the security created or purported to be created pursuant to the Transaction Security Documents or in order to achieve the relevant priority for such Transaction Security.

“Permitted Jurisdiction” means (a) the United Kingdom, (b) the United States of America or any state thereof, (c) Switzerland, (d) Canada, (e) the Cayman Islands and (f) any country that was a member of the European Union on April 30, 2004 (other than Greece Spain, Italy or Portugal).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Premier League Handbook” means the Premier League Handbook (as updated and/or amended from time to time) published by The Football Association Premier League Limited or any successor or replacement organization thereof.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 14.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such

Note as the result of a transfer thereof pursuant to Section 14.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Qualifying Purchaser” is defined in Section 13.

“Ratable Portion” for any Note means an amount equal to the product of (x) the aggregate proceeds subject to an Excess Proceeds Prepayment Offer multiplied by (y) a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the aggregate principal amount of all Pari Passu Debt (other than outstanding amounts under or in respect of any Hedging Obligations) being prepaid or offered to be prepaid in connection with such Excess Proceeds Prepayment Offer.

“Real Property” means:

(e)                                  any freehold, leasehold or immovable property, (including the freehold and leasehold property in England and Wales specified in the Transaction Security Documents); and

any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property.

“Reinvestment Yield” is defined in Section 8.10.

“Rejection Notice” is defined in Section 8.3.

“Regulation” is defined in Section 5.23.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Relevant Jurisdiction” means, in relation to any Note Party:

(a)         its jurisdiction of incorporation;

(b)         any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)          any jurisdiction where it conducts a material part of its business; and

(d)         the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Remaining Average Life” is defined in Section 8.10.

“Remaining Scheduled Payments” is defined in Section 8.10.

“Reported” is defined in Section 8.10.

“Representative Deed” is defined in Section 1.3.

“Required Holders” means at any time (i) prior to the Closing, the Purchasers and (ii) on or after the Closing, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company (or other applicable Note Party) with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Group” means Parent and the Restricted Subsidiaries.

“Retiring Guarantor” is defined in Section 23.4.

“Revolving Credit Facility” means the revolving credit facility under the RCF Facilities Agreement.

“Revolving Credit Facility Documents” means the RCF Facilities Agreement and any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“RFJ” means Red Football Junior Limited (registration number 05370078), a company incorporated in England and Wales with limited liability.

“Sanctions Prepayment Date” is defined in Section 8.4.

“Sanctions Prepayment Offer” is defined in Section 8.4.

“Sanctions Prepayment Response Date” is defined in Section 8.4.

“Schedule” is defined in Section 1.

“Season” means the period from and including July 1st in each calendar year to and including June 30th in the immediately succeeding calendar year.

“SEC” means the Securities and Exchange Commission of the United States.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Security Trustee” has the meaning given to it in the Intercreditor Agreement.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company or other applicable Note Party.

“Settlement Date” is defined in Section 8.10.

“Specified Contract” means:

(a)                                 up to (and including) its expiry or termination, the sponsorship agreement dated November 2, 2000, with effect on August 1, 2002, and entered into between Manchester United Merchandising Limited (a wholly owned subsidiary of Nike), MUL (named Manchester United PLC at time of signing of the contract) and MUFC (named Manchester United Football Club PLC at time of signing of the contract);

(b)                                 from (and including) its effective date, the sponsorship agreement dated June 18, 2014 between adidas (UK) Limited and MUFC (as may be amended and/or restated, novated, modified or supplemented from time to time)or any replacement or successor contract thereof; and

(c)                                  (i) the global sponsorship agreement dated July 27, 2011 between MUFC and General Motors Holdings LLC and (ii) the shirt sponsorship agreement dated July 26, 2012 between MUFC and General Motors Holdings LLC or, in each case, any replacement or successor contract thereof.

“Specified Officer” means Parent’s Head of Investor Relations, Head of Corporate Finance, Head of Corporate Development, and the Chief Financial Officer.

“Stadium” means the football stadium at Old Trafford Stadium, Sir Matt Busby Way, Manchester M16 0RA, England owned by MUL.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” means, with respect to any specified Person:

(a)                                 any corporation, association or other business entity of which more than 50 per cent. of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b)                                 any partnership or limited liability company of which (i) more than 50 per cent. of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Substitute Purchaser” is defined in Section 22.

“Super-Majority Holders” means at any time (i) prior to the Closing, the Purchasers and (ii) on or after the Closing Date, the holders of at least 66-2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Supplemental Debenture” is defined in Section 4.13.

“SVO” means the Securities Valuation Office of the NAIC.

“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, charge or withholding imposed by a Governmental Authority, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax. “Taxes” and “Taxation” shall be construed to have corresponding meanings.

“Taxing Jurisdiction” is defined in Section 13(b).

“Tax Prepayment Notice” is defined in Section 8.3.

“Term Facility Agreement” means the term facility agreement, dated May 20, 2013 as amended and restated pursuant to an amendment and restatement agreement dated August 11, 2014, and as further amended and restated pursuant to an amendment and restatement agreement, dated May 15, 2015 by and between Parent, the Company, certain Subsidiaries of Parent and Bank of America Merrill Lynch International Limited, as agent, as further amended and/or amended and restated from time to time.

“Term Loan Facility” means the facility made available under the Term Facility Agreement.

“Transaction Security” means the security created or expressed to be created in favor of the Security Trustee pursuant to the Transaction Security Documents.

“Transaction Security Documents” has the meaning given to it in the Intercreditor Agreement.

“Treaty” is defined in Section 13.

“Treaty Purchaser” is defined in Section 13.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“U.S. Note Party” means a Note Party that is a U.S. Person.

“U.S. Person” means “United States Person” as defined in Section 7701(a)(30) of the Code and includes an entity whose sole owner is a U.S. Person if the entity is disregarded as being an entity separate from such owner for US federal tax purposes. As of the date of this Agreement, each of the Note Parties (other than the Company) is treated as a U.S. Person.

“U.S. Plan” is defined in Section 5.12.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of Parent and Parent’s other Wholly-Owned Subsidiaries at such time.

PART II —COVENANT DEFINITIONS

“Acceptable Bank” means:

(a)                                 a bank or financial institution which has a rating for its unsecured and non credit-enhanced debt obligations of A-1 or higher by Standard & Poor’s Rating Services, F-1 or higher by Fitch Ratings or P-1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognized credit rating agency; or

(b)                                 any other bank or financial institution approved by the Required Holders.

“Acquired Debt” means, with respect to any specified Person:

(a)                                 Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary; and

(b)                                 Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted Consolidated EBITDA” means, for any Relevant Period, the consolidated profits of the Restricted Group from ordinary activities before taxation in respect of that Relevant Period and (without double counting):

(a)                                 before deducting any amount attributable to the amortization or impairment of intangible assets (including goodwill) or the depreciation or impairment of tangible assets;

(b)                                 before deducting any Consolidated Net Finance Charges;

(c)                                  before deducting any one-off expenses or charges incurred in connection with the incurrence or issuance of (i) any Financial Indebtedness under or which is permitted by the Note Documents or (ii) any other equity issuance which is permitted by the Note Documents;

(d)                                 before taking into account any items treated as exceptional or extraordinary items;

(e)                                  before taking into account any accrued interest received by or owing to any member of the Restricted Group;

(f)                                   before taking into account any realized and unrealized exchange gains and losses including those arising on translation of currency debt;

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(g)                                  before taking into account any gain or loss arising from an upward or downward revaluation of any asset or arising from the acquisition or disposal of player registrations,

(h)                                 after deducting the amount of any profit of any member of the Restricted Group which is attributable to minority interests;

(i)                                     after deducting the amount of any profit of any investment or entity (which is not itself a member of the Restricted Group) in which any member of the Restricted Group has an ownership interest to the extent that the amount of such profit included in the financial statements of the Restricted Group exceeds the amount (net of applicable withholding tax) received in cash by members of the Restricted Group through distributions by such investment or entity;

(j)                                    after excluding the amount of any profit or loss which is attributable to any Material Disposal made in the Relevant Period; and

(k)                                 after deducting, to the extent not already taken into account, all rent and other property costs of a revenue nature,

in each case, to the extent added, deducted, taken into account or excluded, as the case may be, for the purposes of determining profits of the Restricted Group from ordinary activities before taxation.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Section 9.7.

“Adjusted Quarter” has the meaning given to it in Section 10.13(c).

“Adjustments” is defined in Schedule 10.13.

“Affiliate Transaction” is defined in Section 10.1.

“Asset Sale” means:

(a)                                 the sale, lease, conveyance or other disposition of any assets or rights by Parent or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Parent and its Restricted Subsidiaries taken as a whole will be governed by Section 8.6 and Section 10.2 and not by the provisions of Section 10.3; and

(b)                                 the issuance of Equity Interests by any Restricted Subsidiary of Parent or the sale by Parent or any of its Restricted Subsidiaries of Equity Interests in any of Parent’s Subsidiaries in each case other than directors’ qualifying shares.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

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(a)                                 any single transaction or series of related transactions that involves assets having a Fair Market Value of less than £1.0 million;

(b)                                 a transfer of assets between or among Parent and its Restricted Subsidiaries;

(c)                                  an issuance of Equity Interests by a Restricted Subsidiary of Parent to Parent or to a Restricted Subsidiary of Parent made in accordance with Section 10.3;

(d)                                 the sale, lease, assignment or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of Parent, no longer economically practicable to maintain or useful in the conduct of the business of Parent and its Restricted Subsidiaries taken as whole);

(e)                                  licenses and sublicenses by Parent or any of its Restricted Subsidiaries of software in the ordinary course of business;

(f)                                   any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(g)                                  the granting of Liens not prohibited under Section 10.5;

(h)                                 the sale or other disposition of cash or Cash Equivalents;

(i)                                     a Restricted Payment that does not violate Section 10.7 or a Permitted Investment;

(j)                                    the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(k)                                 the sale, lease, assignment, disposal or other transfer of player registrations;

(l)                                     any license or other right of occupation that allows the beneficiary to attend one or more sporting events (including without limitation association football matches) or other events in the ordinary course of business;

(m)                             any license or other right of use of any intellectual property or other right if entered into in connection with the commercial exploitation of such intellectual property or other rights in the ordinary course of business;

(n)                                 the monetization of any contract or arrangement related to (l) and (m) above;

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(o)                                 the foreclosure, condemnation or any similar action with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(p)                                 the sale of all or substantially all of the assets or merger or consolidation of the Company with or into an Affiliate solely for purposes of reincorporating the Company in a Permitted Jurisdiction for tax reasons; provided any such transaction is consummated in accordance with Section 10.2(d); and

(q)                                 the transfer of employees and assets in accordance with the definition of “Permitted Reorganization.”

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with IFRS; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation” below.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, as in effect on the Closing Date, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(a)                                 with respect to a corporation, the board of directors (or analogous governing body) of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)                                 with respect to a partnership, the board of directors of the general partner of the partnership;

(c)                                  with respect to a limited liability company, the managing member or members (or analogous governing body) or any controlling committee of managing members thereof; and

(d)                                 with respect to any other Person, the board or committee of such Person serving a similar function.

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“Borrowings” means, at any time, the outstanding principal, capital or nominal amount (including any capitalised interest accretions in respect of any instrument issued at a discount and any other similar amount) of any Financial Indebtedness (other than under paragraph (f) of the definition thereof).

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with IFRS, is treated as capital expenditure.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with IFRS as in effect on the Closing Date, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(a)                                 in the case of a corporation, corporate stock;

(b)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)                                  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Carrington Premises” means the property known as the Trafford Training Centre and Academy at Carrington Manchester (title number GM785864), including any real property and fixtures related thereto but not any personal property.

“Cash Equivalents” means:

(a)                                 direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of a Permitted Jurisdiction, the payment of which is backed by the full faith and credit of such Permitted Jurisdiction and which are not callable or redeemable at Parent’s option;

(b)                                 overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments)

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of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of a Permitted Jurisdiction; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of £500 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A-3” or higher by Moody’s Investor Services Limited or “A—“ or higher by Standard & Poor’s Rating Services or the equivalent rating category of another internationally recognized rating agency;

(c)                                  repurchase obligations with a term of not more than 90 days for underlying securities of the types described in paragraphs (a) and (b) above entered into with any financial institution meeting the qualifications specified in paragraph (b) above;

(d)                                 commercial paper rated at the time of acquisition thereof at least P-1 by Moody’s Investor Services Limited or at least A-1 by Standard & Poor’s Rating Services and, in each case, maturing within one year after the date of acquisition; and

(e)                                  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in paragraph (a) to (d) of this definition.

“Cash Equivalent Investments” means at any time:

(a)                                 certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)                                 any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating which:

(i)                                     matures within one year after the relevant date of calculation; and

(ii)                                  is not convertible or exchangeable to any other security, provided that the relevant issuer or guarantor is rated at least A-1 by Standard & Poor’s Rating Services, F-1 by Fitch Ratings or P-1 by Moody’s Investor Services Limited;

(c)                                  open market commercial paper not convertible or exchangeable to any other security:

(i)                                     for which a recognized trading market exists;

(ii)                                  issued by an issuer incorporated in a Permitted Jurisdiction;

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(iii)                               which matures within one year after the relevant date of calculation; and

(iv)                              which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services, F-1 or higher by Fitch Ratings or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its unsecured and non credit enhanced debt obligations, an equivalent rating;

(d)                                 sterling bills of exchange issued eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or any dematerialized equivalent);

(e)                                  investments accessible within 30 days in money market funds which:

(i)                                     have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services, F-1 or higher by Fitch Ratings or P-1 or higher by Moody’s Investor Services Limited; and

(ii)                                  invest substantially all their assets in securities of the types described in paragraphs (a) to (e) above; or

(f)                                   any other debt security approved by the Required Holders,

in each case, to which any member of the Restricted Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Restricted Group or subject to any Security (other than the Transaction Security Documents).

“Champions League” means the UEFA Champions League and any successor or replacement competition.

“Champions League Adjustment Spreadsheet” means the spreadsheet delivered pursuant to Section 4.17.

“Champions League Non Qualification Event” means the failure by the first team of Manchester United Football Club to qualify (in any season) for the first round group stages (or its equivalent from time to time) of the Champions League.

“Change of Control” means the occurrence of any of the following:

(a)                                 the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and its Restricted Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than a Principal or a Related Party of a Principal;

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(b)                                 the adoption of a plan relating to the liquidation or dissolution of Parent;

(c)                                  the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” as defined above), other than a Principal and/or any of its Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent, measured by voting power rather than number of shares;

(d)                                 the first day on which a majority of the members of the Board of Directors of Parent are not Continuing Directors; provided, however, that this clause (d) shall not apply to members of the Board of Directors nominated or re-elected by employees pursuant to co-determination and similar statutes providing for employee representatives on supervisory or similar boards;

(e)                                  the first day on which (i) Parent fails to own, directly or indirectly, 100% of the Capital Stock of MUL or (ii) MUL fails to own, directly or indirectly, 100% of the Capital Stock of the Company;

(f)                                   MU Cayman (alone or together with one or more Affiliates controlled by it) ceases to own (directly or indirectly) a larger percentage than does any other Person of the share capital in, and shareholder loans to, Parent; or

(g)                                  The Original Investors cease to have the power to control more than one-half of the maximum number of votes that might be cast at a general meeting of Parent or to appoint or remove a majority of directors of Parent or give directions with respect to operating and financial policies of Parent.

“Collateral” means any and all assets from time to time in which a security interest has been or will be granted pursuant to any Transaction Security Document to secure the obligations of the Company and the Guarantors under the Note Documents.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(a)                                 all gains (losses) realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain; plus

(b)                                 provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(c)                                  the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense were deducted in computing such Consolidated Net Income; plus

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(d)                                 depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(e)                                  all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness to the extent such costs and premiums were deducted in computing such Consolidated Net Income; plus

(f)                                   any foreign currency translation gains or losses (including gains or losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains or losses were taken into account in computing such Consolidated Net Income; plus

(g)                                  the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of, Equity Interests held by such parties; minus

(h)                                 non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue or the reversal of a reserve for cash charges in a future period in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with IFRS.

“Consolidated Interest Expense” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a)                                 the consolidated interest expense of such Person and its Subsidiaries which are Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (excluding any non-cash interest expense on Subordinated Shareholder Funding); plus

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(b)                                 the consolidated interest expense of such Person and its Subsidiaries which are Restricted Subsidiaries that was capitalized during such period; plus

(c)                                  any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries which are Restricted Subsidiaries to the extent paid or secured by a Lien on assets of such Person or one of its Subsidiaries which are Restricted Subsidiaries to the extent such Lien is called upon; plus

(d)                                 the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Subsidiaries which are Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Parent (other than Disqualified Stock) or to Parent or a Restricted Subsidiary of Parent, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with IFRS.

“Consolidated Net Finance Charges” means, for any Relevant Period, the aggregate amount of interest, all regular or periodic commission, fees or discounts in the nature of interest accrued in respect of Borrowings of the Restricted Group in respect of that Relevant Period and (without double counting):

(a)                                 excluding any such obligations owed to any other member of the Restricted Group;

(b)                                 including the interest element whether paid or payable, in respect of leasing and hire purchase payments under lease or hire purchase arrangements which would, in accordance with IFRS, be treated as finance or capital leases;

(c)                                  including any accrued commission, fees, discounts and other finance payments paid or payable by any member of the Restricted Group under any interest rate hedging arrangement;

(d)                                 deducting any accrued commission, fees, discounts and other finance payments owing to or received by any member of the Restricted Group under any interest rate hedging instrument;

(e)                                  deducting any accrued interest owing to or received by any member of the Restricted Group on any deposit or bank account or in respect of Cash Equivalent Investments; and

(f)                                   excluding any up-front arrangement fees, up-front underwriting fees, up-front commitment fees, up-front participation fees or up-front agency fees paid in connection with the Term Loan Facility, the RCF Facilities Agreement or the

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Notes issued on the Closing Date by any member of the Restricted Group (except where any such fee is in excess of a reasonable market rate).

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with IFRS; provided that:

(a)                                 the net income (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of such Person and the net income (if negative) of any Person that is not a Restricted Subsidiary will be included only to the extent that such loss has been funded with cash by the specified Person or a Restricted Subsidiary of such Person;

(b)                                 solely for the purpose of determining the amount available for Restricted Payments under Section 10.7(a)(C)(1), any net income (loss) of any Restricted Subsidiary will be excluded if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Parent by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders; except that Parent’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to Parent or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(c)                                  the net income (loss) arising from the sale, assignment, disposal or other transfer of player registrations will be excluded;

(d)                                 any extraordinary or exceptional gain, loss or charge or any profit or loss on Asset Sales, asset impairments or early extinguishment of Indebtedness, or any charges or reserves in respect of any restructuring, redundancy, integration or severance or any expenses, charges, reserves or other costs related to acquisitions will be excluded;

(e)                                  non-cash tax charges that are set off by group relief by a Parent Entity will be excluded;

(f)                                   the cumulative effect of a change in accounting principles will be excluded; and

(g)                                  any intangible asset impairment charge and amortization of player registrations and amortization of goodwill will be excluded.

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“Consolidated Senior Secured Leverage” means, as of any date of determination, the sum of the total amount of Senior Secured Indebtedness of Parent and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Senior Secured Leverage Ratio” means as of any date of determination, the ratio of (i) the Consolidated Senior Secured Leverage of Parent on such date to (ii) the Consolidated EBITDA of Parent for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred.  In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Consolidated Senior Secured Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made (the “CSSLR Calculation Date”), then the Consolidated Senior Secured Leverage Ratio will be calculated giving pro forma effect (as determined in good faith by a Senior Financial Officer of Parent) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

For purposes of calculating the Consolidated EBITDA for such period:

(a)                                 acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the CSSLR Calculation Date, or that are to be made on the CSSLR Calculation Date, will be given pro forma effect (as determined in good faith by a Senior Financial Officer of Parent and may include anticipated expense and cost reduction synergies) as if they had occurred on the first day of the four-quarter reference period;

(b)                                 the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the CSSLR Calculation Date, will be excluded;

(c)                                  any Person that is a Restricted Subsidiary on the CSSLR Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

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(d)                                 any Person that is not a Restricted Subsidiary on the CSSLR Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Parent who:

(a)                                 was a member of such Board of Directors on the Closing Date; or

(b)                                 was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company or any Guarantor to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company or any Guarantor may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 10.7.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Note Documents will be the maximum amount that Parent and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excess Proceeds” is defined in Section 10.3(c).

“Excluded Contributions” means the net cash proceeds received by Parent after the Closing Date from (a) contributions to its common equity capital or (b) the sale (other than to a Subsidiary) of Equity Interests (other than Disqualified Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate (which shall be designated no later than the date on which such Excluded Contribution has been received by Parent), the cash proceeds of which are excluded from the calculation set forth in Section 10.7(a)(C)(2).

“Excluded Subsidiary” means:

(a)                                 MUTV;

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(b)                                 Alderley Urban Investments Limited (a company incorporated in England and Wales with registered number 03132053);

(c)                                  each member of the New Holdco Group;

(d)                                 provided that such Restricted Subsidiary has been designated by the Company by written notice to the Agent as an Excluded Subsidiary, a Restricted Subsidiary formed solely for the purpose of holding one or more assets or properties that are to be financed, in whole or in part, with Indebtedness incurred pursuant to Section 10.4(b)(iv) or Section 10.4(b)(xv) if the only assets and properties (other than assets that are de minimis in value) owned by such Restricted Subsidiary are financed, in whole or in part, with Indebtedness incurred pursuant to Section 10.4(b)(iv) or Section 10.4(b)(xv) for so long as any such Indebtedness remains outstanding and an obligation of such Restricted Subsidiary (it being understood that promptly upon the retirement or repayment of such Indebtedness or the assumption of such Indebtedness by a Person other than such Restricted Subsidiary, such Restricted Subsidiary shall cease to be an Excluded Subsidiary and shall, become an Additional Guarantor (to the extent it would otherwise be required to do so)); and

(e)                                  provided that such Restricted Subsidiary has been designated by Parent by written notice to the holders of Notes as an Excluded Subsidiary, any Person that becomes a Restricted Subsidiary after the Closing Date as a result of the acquisition of such Person by a Restricted Subsidiary of Parent (other than RFJ) where such Person will have outstanding, following the consummation of such acquisition, Indebtedness permitted to be incurred pursuant to Section 10.4(b)(xii)  and such Person would be required to obtain the consent of the holders of such Indebtedness to become an Additional Guarantor or grant Security pursuant to (and as defined in) the Term Facility Agreement, for so long as any such Indebtedness remains outstanding and an obligation of such Person (it being understood that promptly upon the retirement or repayment of such Indebtedness or the assumption of such Indebtedness by a Person other than such Person, such Person shall cease to be an Excluded Subsidiary and shall become an Additional Guarantor pursuant to (and as defined in) the Note Documents (to the extent it would otherwise be required to do so)).

Nothing in any Note Document shall require any Excluded Subsidiary to be a Guarantor or become an Additional Guarantor for so long as it is an Excluded Subsidiary.

“Existing Hedging Agreements” means the interest rate transactions entered into between Parent and Bank of America, N.A., on October 25, 2013, in each case documented under and subject to the terms of a 2002 ISDA Master Agreement (as published by the International Swaps and Derivatives Association, Inc.) and Schedule thereto, dated as of May 20, 2013.

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“Existing Indebtedness” means all Indebtedness of Parent and its Restricted Subsidiaries outstanding on the Closing Date after giving effect to the use of proceeds hereunder, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Parent (unless otherwise provided in the Note Documents).

“Finance Documents” has the meaning given to it in Section 10.11(a).

“Financial Indebtedness” means any indebtedness for or in respect of, and without double counting:

(a)                                 monies borrowed or raised (other than Subordinated Shareholder Funding provided by a Principal or a Related Party);

(b)                                 any amount raised by acceptance under any acceptance credit facility or by a bill discounting or factoring credit facility;

(c)                                  any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                 the amount of any liability in respect of any lease or hire purchase contract or other agreement which would, in accordance with IFRS, be treated as a finance or capital lease;

(e)                                  receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                   any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account, together with the effect of any applicable netting arrangement);

(g)                                  any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)                                 any amount raised by the issue of shares in the Company or any other member of the Restricted Group which is not held by another member of the Restricted Group which by their terms are redeemable (mandatorily or at the holder’s option);

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(i)                                     any amount of any liability under an advance or deferred purchase agreement in respect of a fixed asset if such agreement was demonstrably entered into primarily as a method of raising finance;

(j)                                    any amount raised under any other transaction (including any forward sale or purchase agreement but not in relation to deferred payments for players) having the commercial effect of a borrowing; and

(k)                                 the amount of any liability in respect of any guarantee or indemnity or similar assurance against financial loss for any of the items referred to in the preceding paragraphs of this definition.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Restricted Group ending on or about June 30 in each year.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Consolidated Interest Expense of such Person for such period.  In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “FCCR Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a Senior Financial Officer of Parent) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a)                                 acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the FCCR Calculation Date, or that are to be made on the FCCR Calculation Date, will be given pro forma effect (as determined in good faith by a Senior Financial Officer of Parent and may include anticipated expense and cost reduction synergies) as if they had occurred on the first day of the four-quarter reference period;

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(b)                                 the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the FCCR Calculation Date, will be excluded;

(c)                                  the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the FCCR Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the FCCR Calculation Date;

(d)                                 any Person that is a Restricted Subsidiary on the FCCR Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(e)                                  any Person that is not a Restricted Subsidiary on the FCCR Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(f)                                   if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the FCCR Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the FCCR Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness).

“Funds Flow Statement” means a funds flow statement in agreed form.

“GAAP” means generally accepted accounting principles applicable in the United Kingdom, as in effect on the date of any calculation or determination required hereunder.  At any time after the date of this Agreement, the Parent Subsidiaries may elect to apply IFRS for all purposes of this Agreement, in lieu of GAAP, and, upon any such election, references herein to GAAP with respect to the Parent Subsidiaries will be thereafter be construed to mean IFRS, as in effect of the date of such election; provided that any such election once made will be irrevocable.  For the avoidance of doubt, the making of an election referred to in this definition will not be treated as resulting in an incurrence of Indebtedness.

“Group” means Parent and each of its Subsidiaries.

“Group Structure Chart” means the group structure chart showing the Group as of the Closing Date in the agreed form.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

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(a)                                 interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(b)                                 other agreements or arrangements designed to manage interest rates or interest rate risk; and

(c)                                  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) endorsed from time to time by the European Union or any variation thereof with which the Company or its Restricted Subsidiaries are, or may be, required to comply.  Except as otherwise set forth in the Note Documents, all ratios and calculations based on IFRS contained in the Note Documents shall be computed in accordance with IFRS as in effect on the Closing Date.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(a)                                 in respect of borrowed money;

(b)                                 evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)                                  in respect of bankers’ acceptances;

(d)                                 representing Capital Lease Obligations;

(e)                                  representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(f)                                   representing any Hedging Obligations;

(g)                                  representing Attributable Debt; and

(h)                                 representing liabilities under the Existing Hedging Agreements, if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with IFRS.

In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guaranty by the specified Person of any Indebtedness of any other Person.

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In addition, for the purpose of avoiding duplication in calculating the outstanding principal amount of Indebtedness for purposes of Section 10.4, Indebtedness arising solely by reason of the existence of a Lien to secure other Indebtedness permitted to be incurred under Section 10.4 will not be considered incremental Indebtedness.

The term “Indebtedness” shall not include:

(a)                                 in connection with the purchase by Parent or any of its Restricted Subsidiaries of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter;

(b)                                 any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes; or

(c)                                  Subordinated Shareholder Funding.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, but excluding advances or extensions of credit to customers or suppliers made in the ordinary course of business), advances or capital contributions (excluding commission, travel and similar advances to Officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as Investments on a balance sheet prepared in accordance with IFRS.  If Parent or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Parent such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Parent, Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Parent’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 10.7.  The acquisition by Parent or any of its Restricted Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 10.7.  Except as otherwise provided in the Note Documents, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Joinder Documents” is defined in Section 10.9(a)(ii)(B).

“Major Rating Agency” means Moody’s Investors Service, Inc., Standard and Poor’s Ratings Services, Fitch Ratings or DBRS Limited (including their respective successors), or if

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none of them shall any longer be performing the functions of a rating agency with respect to securities such as the Notes, such other nationally recognized (in the United States of America) statistical rating agency as shall be designated by the Company and approved by the Required Holders.

“Material Disposal” means any disposal in respect of which the disposal proceeds exceed £5,000,000 (or equivalent).

“MU Interactive” mean Manchester United Interactive Limited (registration number 04365059), a company incorporated in England and Wales with limited liability.

“MUTV” means MUTV Limited (registration number 03418853), a company incorporated in England and Wales with limited liability.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Parent or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with IFRS.

“New Holdco” means a Restricted Subsidiary that is formed as a direct or indirect Subsidiary of MUL and that is the (direct or indirect) Holding Company of the New Holdco Subsidiaries.

“New Holdco Business” means (a) retail, merchandising, apparel, intellectual property licensing and soccer school business (excluding, for the avoidance of doubt, any ticket sales (including season tickets), and match day concessions, parking or hospitality), (b) any sponsorship contracts and/or arrangements entered into after the date of this Agreement or any other similar business and/or (c) the digital, media and mobile or any other similar business (excluding, for the avoidance of doubt, (i) any centrally negotiated broadcasting rights with the Premier League (in relation to domestic and international television and radio broadcasting rights) and UEFA (in relation to European club competition television and radio broadcasting rights) and (ii) any domestic cup television and radio broadcasting rights, in each case, of or in relation to the Group and/or the first team of MUFC).

“New Holdco Group” means New Holdco and each New Holdco Subsidiary.

“New Holdco Subsidiary” means any Subsidiary that is formed as a direct or indirect Subsidiary of New Holdco primarily for the purpose of undertaking any New Holdco Business or acting as a direct or indirect Holding Company of another member of the New Holdco Group, including holding any assets or properties in relation thereto.

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“Non-Recourse Debt” means Indebtedness:

(a)                                 as to which neither Parent nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(b)                                 as to which the holders have been notified in writing that they will not have any recourse to the stock or assets of Parent or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Notes Offer” is defined in Section 10.3(b)(i).

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief of Staff, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Managing Director, Director or any Vice-President of such Person.

“Original Investors” means all or any of the following persons (with such proportionate interests all taken together, as they may determine):

(a)                                 Linda Glazer, the widow of Malcolm I. Glazer, and any children of Malcolm I. Glazer;

(b)                                 any of the children and remoter issue and the spouses, widowers and widows (whether or not such widowers and widows have remarried) of such children and remoter issue of any of the persons referred to in (a) above; and

(c)                                  any trust, corporation, partnership, limited liability company or other collective entity which is 50.1% or more controlled by any or all of the persons referred to above whether the control is exercised or the economic interest is held directly or indirectly through any number of additional trusts, corporations, partnerships, limited liability companies or other collective entities or any combination thereof.

“Parent Entity” means any direct or indirect parent company or entity of Parent.

“Permitted Business” means (i) any businesses, services or activities engaged in by Parent and its Restricted Subsidiaries on the Closing Date and (ii) any other business or activity which is ancillary, reasonably related or complementary thereto.

“Permitted Collateral Liens” means:

(a)                                 Liens on the Collateral to secure the Existing Notes (or the Existing Note Guarantees) and the Existing RCF Agreement (or any guarantee thereof) until the Closing, the Notes (or the Note Guarantees) and any Permitted Refinancing

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Indebtedness in respect thereof (and Permitted Refinancing Indebtedness in respect of Permitted Refinancing Indebtedness); provided that each of the parties thereto will have entered into the Intercreditor Agreement (or any additional intercreditor agreement entered into pursuant to the terms of the Intercreditor Agreement); provided further that all property and assets (including, without limitation, the Collateral) securing such Permitted Refinancing Indebtedness secures the Notes or the Note Guarantees on a senior or pari passu basis;

(b)                                 Liens on the Collateral to secure Indebtedness: (i) under the Finance Documents; (ii) under the Credit Facilities that is permitted by Section 10.4(b)(i); (iii) permitted by Section 10.4(b)(iv) or 10.4(b)(xv); and (iv) permitted by Section 10.4(a) and Permitted Refinancing Indebtedness in respect thereof (and Permitted Refinancing Indebtedness in respect of such Permitted Refinancing Indebtedness), provided that, in each case, all property and assets (including, without limitation, the Collateral) securing such Indebtedness also secures the Notes or any Note Guaranty on a senior or pari passu basis; provided further that each of the parties thereto will have entered into the Intercreditor Agreement (or any additional intercreditor agreement entered into pursuant to the terms of the Intercreditor Agreement);

(c)                                  Liens on the Collateral securing Parent’s or any Restricted Subsidiary’s obligations under (i) Hedging Obligations (other than Hedging Obligations in respect of commodity prices and only to the extent such Hedging Obligations relate to Indebtedness referred to in paragraphs (a) or (b) above and such Indebtedness is also secured by the Collateral) permitted by Section 10.4(b)(viii), and (ii) the Existing Hedging Agreements and any Permitted Refinancing Indebtedness in respect thereof (and any Permitted Refinancing Indebtedness in respect of such Permitted Refinancing Indebtedness), provided that the assets and properties securing such Indebtedness will also secure the Notes or any Note Guaranty on a senior or pari passu basis; provided further that each of the parties thereto will have entered into the Intercreditor Agreement (or any additional intercreditor agreement entered into pursuant to the terms of the Intercreditor Agreement);

(d)                                 Liens on the Collateral arising by operation of law that are described in one or more of clauses (d), (g), (h), (i), (l), (n) and (o) of the definition of “Permitted Liens” and that, in each case, would not materially interfere with the ability of the Security Trustee to enforce any Lien over the Collateral; and

(e)                                  Liens incurred in the ordinary course of business of Parent or any of its Restricted Subsidiaries with respect to obligations that in total do not exceed £5.0 million at any one time outstanding and that (i) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (ii) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation from Parent’s or such Restricted Subsidiary’s business.

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“Permitted Debt” is defined in Section 10.4(b).

“Permitted Investments” means:

(a)                                     any Investment in Parent or in a Restricted Subsidiary of Parent;

(b)                                     any Investment in cash and Cash Equivalents;

(c)                                      any Investment by Parent or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(i)                                     such Person becomes a Restricted Subsidiary of Parent; or

(ii)                                  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or a Restricted Subsidiary of Parent;

(d)                                     any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 10.3;

(e)                                      any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Parent;

(f)                                       any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Parent or any of its Restricted Subsidiaries, including settlement of delinquent obligations pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of, or other foreclosure with respect to, any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(g)                                  Investments in receivables owing to Parent or any of its Restricted Subsidiaries created or acquired in the ordinary course of business;

(h)                                 Investments represented by Hedging Obligations;

(i)                                     loans or advances to officers, directors or employees made in the ordinary course of business of Parent or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed £5.0 million at any one time outstanding;

(j)                                    repurchases of the Notes in accordance with Section 8;

(k)                                 any Guaranty of Indebtedness permitted to be incurred under Section 10.4;

(l)                                     any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date and any Investment consisting of an extension, modification

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or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Closing Date; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Closing Date or (ii) as otherwise permitted under the Note Documents;

(m)                             Investments acquired after the Closing Date as a result of the acquisition by Parent or any of its Restricted Subsidiaries of another Person, including by way of a merger, amalgamation or consolidation with or into Parent or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 10.2 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(n)                                 Investments made with the Excluded Contributions;

(o)                                 other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this paragraph (o) that are at the time outstanding not to exceed £50 million, provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary of Parent and such Person subsequently becomes a Restricted Subsidiary of Parent or is subsequently designated a Restricted Subsidiary pursuant to Section 10.10, such Investment, if applicable, shall thereafter be deemed to have been made pursuant to paragraph (c) of the definition of “Permitted Investments” and not this clause.

“Permitted Liens” means:

(a)                                 Liens in favor of the Note Parties;

(b)                                 Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Parent or is merged with or into or consolidated with Parent or any of its Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of Parent or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Parent or is merged with or into or consolidated with Parent or any of its Restricted Subsidiaries;

(c)                                  Liens on property (including Capital Stock) existing at the time of acquisition of the property by Parent or any Subsidiary of Parent; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

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(d)                                 Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers’ compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(e)                                  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 10.4(b)(iv) covering only the assets acquired with or financed by such Indebtedness;

(f)                                   Liens existing on the Closing Date;

(g)                                  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with IFRS has been made therefor;

(h)                                 Liens imposed by law, such as carriers’, warehousemen’s, landlords’ and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(i)            survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(j)                                    Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees) and the Revolving Credit Facilities;

(k)                                 Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Note Documents; provided, however, that:

(i)                                     the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii)           the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (1) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (2) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

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(l)            bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(m)                             Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(n)                                 Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(o)                                 any interest or title of a lessor, licensor or sublicensee under any operating lease, license or sublicense, as applicable;

(p)                                 Liens securing Hedging Obligations;

(q)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(r)                                    Liens to secure Indebtedness permitted by Section 10.4(b)(xv);

(s)                                   Liens to secure Indebtedness of New Holdco or any Restricted Subsidiaries that are Subsidiaries of New Holdco (including, without limitation, Sponsorship Newco) permitted by Section 10.4; and

(t)                              Liens incurred in the ordinary course of business of Parent or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not exceed £25.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(a)                                 the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, commissions and expenses, including premiums, incurred in connection therewith);

(b)                                 such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, and has a Weighted Average Life to Maturity

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that is equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(c)                                  if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the obligations under the Note Documents, such Permitted Refinancing Indebtedness is subordinated in right of payment to the obligations under the Note Documents on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(d)                                 such Indebtedness is incurred either by an Note Party (if the Note Party was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged) or by the Restricted Subsidiary that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Reorganization” means:

(a)                                 an amalgamation, merger, demerger, voluntary liquidation, consolidation, reorganization, winding up or corporate restructuring or reconstruction of a member of the Restricted Group or involving the business, operations, assets or shares of (or other interests in) any member of the Restricted Group or any other transfer or disposition of the business, operations, assets or shares of (or other interests in) any member of the Restricted Group (a “Reorganization”), in each case, on a solvent basis, where:

(i)                                     all of the assets of that member remain within the Restricted Group and the value or percentage of any minority interest in any member of the Restricted Group held by any person which is not a member of the Restricted Group is not increased; and

(ii)                                  if its assets or the shares in it were subject to security in favor of the holders of Notes immediately prior to such Reorganization, Parent certifies that the holders of Notes will, enjoy the same or substantially equivalent guarantees from such member of the Restricted Group (or its successor, if any) and the same or substantially equivalent security over the same assets (except the shares in the entity that is not the successor entity, provided that the shares in the successor entity (if any) are subject to equivalent security) and over the shares in it (or in each case its successor, if any) after such Reorganization;

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(b)                                 any Reorganization and/or any other step, action and/or event undertaken by any member of the Restricted Group to enable, facilitate and/or implement any of the following:

(i)                                     the establishment, formation and/or organisation of any member of the New Holdco Group;

(ii)           the transfer, assignment or novation by MUL and/or any other member of the Restricted Group of all or any portion of the New Holdco Business and/or any related arrangements or assets (including goodwill) to any member of the New Holdco Group, including the transfer of employees and/or relevant partner or supplier contracts; and/or

(iii)          the transfer, assignment or novation of MUTV and/or MU Interactive (including its assets) or all or any portion of the business of MUTV and/or MU Interactive and/or any related arrangements or assets (including goodwill) to any member of the New Holdco Group, including the transfer of employees and/or relevant partner or supplier contracts, provided, in each case under this clause (b), that:

(A)                               (1) New Holdco shall, at all times, remain the direct or indirect Holding Company of the New Holdco Subsidiaries; and (2) within the later of 30 Business Days (or such longer period agreed between the Security Trustee (acting reasonably) and Parent) of (x) the date of it becoming a member of the Restricted Group and (y) the Closing Date (unless an existing Transaction Security Document is effective to create Security over such shares), Security shall be granted over 65% of New Holdco’s shares (measured by the total combined voting power of the issued and outstanding voting shares);

(B)                               New Holdco and Sponsorship Newco shall, at all times, remain Restricted Subsidiaries;

(C)                               any direct or indirect Holding Company of Sponsorship Newco that is also a Subsidiary of New Holdco, shall, at all times, remain a Restricted Subsidiary;

(D)          any Subsidiary that is formed as a Subsidiary of Sponsorship Newco primarily for the purpose of undertaking any sponsorship contracts and/or arrangements of the Group and/or the first team of MUFC, shall, at all times, remain a Restricted Subsidiary (a “Sponsorship Subsidiary”);

(E)           any member of the Restricted Group and any member of the New Holdco Group that enters into or, as the case may be, has transferred, assigned or novated to it any sponsorship contracts

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and/or arrangements, shall, at all times, remain a Restricted Subsidiary;

(F)           there shall be no transfer, assignment, novation, amendment, modification, restatement, extension or replacement (prior to the expiration of their respective terms) of the Specified Contracts or any other sponsorship contracts and/or arrangements entered into by any member of the Restricted Group prior to the date of this Agreement that results in any member of the New Holdco Group becoming a party to or entitled to compensation, rights or benefits under any such Specified Contract or other such sponsorship contract or arrangement; and

(G)          to the extent there is any transfer, assignment or novation of any sponsorship contracts and/or arrangements entered into by any member of the Restricted Group on or after the date of this Agreement to the New Holdco Group, such sponsorship contracts and/or arrangements shall be transferred, assigned or novated (as applicable) to a member of the Restricted Group, Sponsorship Newco and/or a Sponsorship Subsidiary only (for the avoidance of doubt, any member of the Restricted Group may enter into sponsorship contracts and/or arrangements from time to time); or

(c)                                  any other reorganization of one or more members of the Restricted Group approved by the Required Holders (acting reasonably),

not in breach of any applicable law and provided that the surviving entity is an entity that is incorporated in a Permitted Jurisdiction.

“Premier League” means The Football Association Premier League (and any successors) or any replacement league.

“Principal” means the six lineal descendants of Malcom Glazer who are Avram Glazer, Joel Glazer, Bryan Glazer, Edward Glazer, Darcie Glazer Kassewitz and Kevin Glazer.

“Proceeds Loan Agreement” means a loan agreement, dated the Closing Date between the Company and MUL, pursuant to which the Company loans a portion of the proceeds of the issue and sale of the Notes hereunder to MUL.

“Proceeds Loan” means a loan by the company to MUL pursuant to the Proceeds Loan Agreement.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (i) a public offering registered under the Securities Act or (ii) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

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The term Public Debt (i) shall not include the Notes and (ii) for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than 10 Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any Indebtedness under the Term Loan Facility, commercial bank or similar Indebtedness, Capital Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering” under the Securities Act.

“Public Equity Offering” means a bona fide underwritten public offering of the Capital Stock (other than Disqualified Stock) of Parent or a Parent Entity, either:

(a)                                 pursuant to a flotation on the London Stock Exchange or any other nationally recognized stock exchange or listing authority in a member state of the European Union; or

(b)                                 pursuant to an effective registration statement under the Securities Act (other than a registration statement on Form S-8 or otherwise relating to Equity Interests issued or issuable under any employee benefit plan).

“Public Market” means any time after:

(a)                                 a Public Equity Offering has been consummated; and

(b)                                 at least 20% of the total issued and outstanding ordinary shares or common equity of Parent or a Parent Entity has been distributed to investors other than the Principals or any of their respective Affiliates or any other direct or indirect shareholders of Parent as of the Closing Date pursuant to one or more Public Equity Offerings.

“Qualified Capital Stock” means Capital Stock other than Disqualified Stock.

“Quarter Date” means each of March 31, June 30, September 30 and December 31.

“RCF Facilities Agreement” has the meaning given to it in the Intercreditor Agreement.

“Related Party” means:

(a)                                 Red Football Limited Partnership, a limited partnership formed in the state of Nevada, United States of America;

(b)                                 the parents or spouse of a Principal, the parents of a Principal’s spouse and any of a Principal’s, his or her spouse’s or their parents’ direct descendants; or

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(c)                                  any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, shareholders, partners, members, owners or Persons beneficially holding a 50.1% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding paragraph (b).

“Relevant Equity” means new equity or Subordinated Shareholder Funding invested into the Restricted Group by any Principal or any Related Party or their respective Affiliates and applied within one Business Day of the date of such investment (provided that the Parent shall use its reasonable endeavors to procure that it is applied on the same day) in prepayment, purchase, defeasance or redemption of the Notes, any Replacement Debt or other Term Debt).

“Relevant Period” means each period of twelve months ending on the last day of each Financial Quarter.

“Replacement Debt” means Permitted Refinancing Indebtedness where the proceeds are applied within one Business Day of incurrence of such Permitted Refinancing Indebtedness (provided that the Parent shall use its reasonable endeavors to procure that it is applied on the same day) in prepayment, purchase, defeasance or redemption of (a) the Notes, the Existing Notes or any Term Debt; or (b) any Permitted Refinancing Indebtedness.

“Restricted Group” means Parent and the Restricted Subsidiaries.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” is defined in Section 10.7.

“Restricted Subsidiary” means a Subsidiary of Parent other than an Unrestricted Subsidiary.

“Senior Secured Indebtedness” means, as of any date of determination, the principal amount of any Indebtedness that is secured by a Lien and Indebtedness of a Restricted Subsidiary of Parent that is not a Guarantor.

“Significant Subsidiary” means, at the date of determination, any Restricted Subsidiary of the Parent that together with its Subsidiaries which are Restricted Subsidiaries of the Parent (i) for the most recent fiscal year, accounted for more than 10% of the consolidated revenues of the Parent or (ii) as of the end of the most recent fiscal quarter, was the owner of more than 10% of the consolidated assets of the Parent.

“Specified Asset” means Old Trafford Stadium and grounds and any real property related thereto.

“Sponsorship Newco” means a Restricted Subsidiary that is formed as a Subsidiary of New Holdco primarily for the purpose of undertaking any sponsorship contracts and/or

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arrangements entered into after the date of this Agreement or any other similar business of the Group and/or the first team of MUFC.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Sterling Equivalent” means, with respect to any monetary amount in a currency other than sterling, at any time of determination thereof by Parent or the Required Holders, the amount of sterling obtained by converting such currency other than sterling involved in such computation into sterling at the spot rate for the purchase of sterling with the applicable currency other than sterling as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by Parent) on the date of such determination.

“Subordinated Shareholder Funding” means, collectively, any funds provided to Parent by any Parent Entity or any Principal or Related Party, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided that such Subordinated Shareholder Funding:

(a)                                 does not (including upon the happening of any event) mature or require any amortization or other payment of principal prior to the first anniversary of the maturity of the Notes (other than through conversion or exchange of any such security or instrument for Qualified Capital Stock or for any other security or instrument meeting the requirements of the definition);

(b)                                 does not (including upon the happening of any event) require the payment of cash interest prior to the first anniversary of the maturity of the Notes;

(c)                                  does not (including upon the happening of any event) provide for the acceleration of its maturity nor confers on its shareholders any right (including upon the happening of any event) to declare a default or event of default or take any enforcement action, in each case, prior to the first anniversary of the maturity of the Notes;

(d)                                 is not secured by a lien on any assets of Parent or a Restricted Subsidiary and is not guaranteed by any Subsidiary of Parent;

BII-32

(e)                                  is subordinated in right of payment to the prior payment in full in cash of the Notes in the event of any default, bankruptcy, reorganization, liquidation, winding up or other disposition of assets of Parent at least to the same extent as the Subordinated Liabilities (as such term is defined in the Intercreditor Agreement) are subordinated to the Notes under the Intercreditor Agreement;

(f)                                   does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Notes or the Term Loan Facility or compliance by Parent with its obligations under the Note Documents and the Finance Documents;

(g)                                  does not (including upon the happening of an event) constitute Voting Stock; and

(h)                                 is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder, in whole or in part, prior to the first anniversary of the maturity of the Notes other than into or for Capital Stock (other than Disqualified Stock) of Parent;

provided, however, that any event or circumstance that results in such Indebtedness ceasing to qualify as Subordinated Shareholder Funding, such Indebtedness shall constitute an incurrence of such Indebtedness by Parent, and any and all Restricted Payments made through the use of the net proceeds from the incurrence of such Indebtedness since the date of the original issuance of such Subordinated Shareholder Funding shall constitute new Restricted Payments that are deemed to have been made after the date of the original issuance of such Subordinated Shareholder Funding.

“UEFA” means the Union of European Football Associations and any successor or replacement organization thereof.

“U.S. Dollar” or “$” means the lawful currency of the United States of America.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. Dollars, at any time of determination thereof by the Parent or the Required Holders the amount of U.S. Dollars obtained by converting such currency other than U.S. Dollars involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable currency other than U.S. Dollars as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Parent) on the date of such determination.

“Unrestricted Subsidiary” means (i) as of the Closing Date, MUTV and MU Interactive and (ii) any other Subsidiary of Parent (other than a Note Party or any successor to any of them) that is designated by the Board of Directors of Parent as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors in accordance with Section 10.10, but only to the extent that such Subsidiary:

BII-33

(a)                                 has no Indebtedness other than Non-Recourse Debt;

(b)                                 except as permitted under Section 10.1, is not party to any agreement, contract, arrangement or understanding with Parent or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent;

(c)                                  is a Person with respect to which neither Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d)                                 has not guaranteed, pledged any of its Subsidiaries’ shares or other of its assets or otherwise directly or indirectly provided credit support for any Indebtedness of Parent or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)                                 the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)                                 the then outstanding principal amount of such Indebtedness.

BII-34

DISCLOSURE MATERIALS

Investor Presentation dated April 2015.

SCHEDULE 5.3

(to Note Purchase Agreement)

ORGANIZATION AND OWNERSHIP OF SUBSIDIARY STOCK; AFFILIATES

Parent or Parent Subsidiary	Name	Jurisdiction of Organization	% Ownership	Guarantor

Parent	Red Football Limited	England and Wales	Red Football Joint Venture Limited (100)%	Guarantor
Parent Subsidiary	Red Football Junior Limited	England and Wales	Red Football Limited (100)%	Guarantor
Parent Subsidiary	Manchester United Limited	England and Wales	Red Football Limited (72%); Red Football Junior Limited (28%)	Guarantor
Parent Subsidiary	MU Finance plc	England and Wales	Manchester United Limited (100)%	Issuer
Parent Subsidiary	Manchester United Football Club Limited	England and Wales	Manchester United Limited (100)%	Guarantor
Parent Subsidiary	Manchester United Commercial Enterprises (Ireland) Limited	Ireland	Manchester United Limited (100)%	Non-Guarantor
Parent Subsidiary	MU Interactive Limited	England and Wales	Manchester United Limited (100)%	Non-Guarantor
Parent Subsidiary	MUTV Limited	England and Wales	Manchester United Limited (100)%	Non-Guarantor
Parent Subsidiary	Alderly Urban Investments Limited	England and Wales	Manchester United Limited (100)%	Non-Guarantor

[Schedule continues on following page]

SCHEDULE 5.4

(to Note Purchase Agreement)

Schedule 5.4 - Parent’s Directors

Parent’s Directors

Avram Glazer

Joel Glazer

Kevin Glazer

Bryan Glazer

Darcie Glazer Kassewitz

Edward Glazer

Mitchell Nusbaum

FINANCIAL STATEMENTS

Audited Financial Statements

Consolidated Balance Sheet as at June 30, 2014 and 2013

Consolidated Income Statement for the years ended June 30, 2014, 2013 and 2012

Consolidated Statement of Comprehensive Income for the years ended June 30, 2014, 2013 and 2012

Consolidated Statement of Changes in Equity for the years ended June 30, 2014, 2013 and 2012

Consolidated Statement of Cash Flows for the years June 30, 2014, 2013 and 2012

Unaudited Financial Statements

Interim Consolidated Balance Sheet as of March 31, 2015, June 30, 2014 and March 31, 2014

Interim Consolidated Income Statement for the three and nine months ended March 31, 2015 and 2014

Interim Consolidated Statement of Comprehensive Income for the three and nine months ended March 31, 2015 and 2014

Interim Consolidated Statement of Changes in Equity for the nine months ended March 31, 2015, the three months ended June 30, 2014 and the nine months ended March 31, 2014

Interim Consolidated Statement of Cash Flows for the three and nine months ended March 31, 2015 and 2014

SCHEDULE 5.5

(to Note Purchase Agreement)

EXISTING DEBT

(as of March 31, 2015)

Outstanding Indebtedness	Principal Outstanding	Obligor	Obligee(s)	Collateral (if any)	Guaranty (if any)
Revolving Credit Facility	No amounts outstanding	Manchester United Limited and Manchester United Football Club Limited

Bank of America, N.A.

Deutsche Bank AG, acting through its London branch

GE Corporate Finance Bank SAS

Goldman Sachs International Bank

JPMorgan Chase Bank, N.A.

The Royal Bank of Scotland plc acting as agent for National Westminster Bank Plc

				All of the assets of the guarantors	Red Football Limited, Red Football Junior Limited, Manchester United Limited, Manchester United Football Club Limited and MU Finance plc
Secured Term Loan Facility	$315.7 million	MU Finance plc	Bank of America, N.A.	All of the assets of the Obligor and the guarantors	Red Football Limited, Red Football Junior Limited, Manchester United Limited and Manchester United Football Club Limited
Existing Notes	$269.2 million	MU Finance plc	Bondholders	All of the assets of the Obligor and the guarantors	Red Football Limited, Red Football Junior Limited, Manchester United Limited and Manchester United Football Club Limited
Alderley Facility	£5.8 million	Alderley Urban Investments Limited	National Westminster Bank Plc	Manchester International Freight Terminal	Manchester United Limited

SCHEDULE 5.15

(to Note Purchase Agreement)

TABLE OF VALUES FOR X

1.                                      The value of X in any Financial Year will be the amount determined using the Champions League Adjustment Spreadsheet and set out in the row labelled “EBITDA” in the column corresponding to that Financial Year after the following adjustments (the “Adjustments”) have been made in the electronic version of the spreadsheet (and, for the avoidance of doubt, with no other adjustments):

(a)         the figure in the Total Match Day income row of the spreadsheet for a Financial Year (the “Relevant Year”) will be determined by: (i) adjusting the revenue in the line item entitled “European Cups” in the annual financial statements for the most recent Financial Year in which the first team of MUFC participated in the Champions League (the “Previous Year”) to reflect any increase or decrease in ticket prices announced prior to the start of the Relevant Year that would be applicable in the Relevant Year; (ii) aggregating the amount described in paragraph (i) above with the revenue (increased or decreased for the then prevailing rate (RPI) of inflation or deflation) in the line items entitled “Hospitality — Match Day” and “Catering (match day)” (minus any intra-Restricted Group items) in the annual financial statements for the Previous Year; (iii) dividing the sum of the amount described in paragraph (ii) by the number of Champions League matches played at the Stadium in the Previous Year; and (iv) multiplying the product of paragraph (iii) by four;

(b)         any increase or decrease in the Sterling Equivalent of Media and sponsorship revenues that would have been received by the Restricted Group from UEFA in respect of the Champions League (or, in each case, any replacement body or competition) had the first team of MUFC finished third in the Premier League (or any replacement competition) and qualified for the first knock-out stage of the Champions League will be taken into account in calculating the figure in the row labelled “European TV & Radio” in the column corresponding to that Financial Year; and

(c)          any increase or decrease in the portion of revenue from the Specified Contracts described in paragraphs (a) and (b) of the definition thereof (as applicable) (or any replacement contract) that is dependent on the first team of MUFC qualifying for the Champions League in a Financial Year will be taken into account in calculating the figure in the row labelled “Nike” (in relation to the Nike Agreement) and the row labelled “Adidas” (in relation to the adidas Agreement) in the column corresponding to that Financial Year.

2.                                      The add back in respect of each Financial Year shall be applied according to the following quarterly schedule:

Financial Quarter Ending	Percentage Application
September	20.0%
December	45.0%
March	35.0%
June	0.0%

SCHEDULE 10.13
(to Note Purchase Agreement)

[FORM OF NOTE]

MU FINANCE PLC

3.79% SENIOR NOTE DUE JUNE 26, 2027

No. [ ]	June 26, 2015
$[ ]	PPN[ ]

FOR VALUE RECEIVED, the undersigned, MU FINANCE PLC (herein called the “Company”), a company incorporated in England and Wales with limited liability, hereby promises to pay to [            ], or registered assigns, the principal sum of [                     ] DOLLARS (or so much thereof as shall not have been prepaid) on June 26, 2027 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.79% per annum from the date hereof, payable semiannually, on the 1st day of February and August in each year, commencing with February 1, 2016, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount or Modified Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 5.79% or (ii) 2% over the rate of interest publicly announced by JP Morgan Chase Bank from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount or Modified Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Paying Agent in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Guaranteed Senior Secured Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated May 27, 2015 (as from time to time amended, the “Note Purchase Agreement”), among the Company, Red Football Limited (“Parent”), Manchester United Limited (“MUL”), Red Football Junior Limited (“RFJ”) and Manchester United Football Club Limited (“MUFC”, MUFC together with Parent, MUL and RFJ, the “Guarantors”), the respective Purchasers named therein and the Paying Agent and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6.1 and Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

The payment of principal of, Make-Whole Amount (if any), Modified Make-Whole Amount (if any) and interest on this Note has been guaranteed by the Guarantors pursuant to and in accordance with the terms of the guaranty set forth in the Note Purchase Agreement, made in favor of and for the benefit of the holders from time to time of the Notes.  Reference is made to the Note Purchase Agreement for a description of the terms and conditions upon which this Note is guaranteed.

The Notes are entitled, on a ratable basis with certain other indebtedness of the Company, to the benefits of certain collateral security held by Bank of America Merrill Lynch International Limited, or its successor at the time acting as Security Trustee (the “Security Trustee”) under the Intercreditor Agreement, dated January 29, 2010, as amended and restated as of June 26, 2015 (as from time to time amended, the “Intercreditor Agreement”), among the Company, the Guarantors, the Security Trustee and certain other parties thereto, and under certain other Transaction Security Documents referred to in the Intercreditor Agreement.  Reference is made to the Intercreditor Agreement and the other Transaction Security Documents referred to therein for a description of the nature and extent of the collateral security afforded thereby.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

As provided in the Note Purchase Agreement, this Note is subject to prepayment, in whole or in part, in certain circumstances without Make-Whole Amount, in certain circumstances with a Make-Whole Amount and in certain circumstances with a Modified Make-Whole Amount.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

MU FINANCE PLC

By
Name:
Title:

[Form of Note Guaranty Joinder Agreement]

NOTE GUARANTY JOINDER AGREEMENT

THIS NOTE GUARANTY JOINDER AGREEMENT (“Guaranty Joinder Agreement”), dated as of           , 20  , is made by                         , a                  (the “Joining Guarantor”), pursuant to the terms of the Note Purchase Agreement, dated as of May 27, 2015 (as amended, supplemented or restated from time to time, the “Note Purchase Agreement”), among MU Finance plc (herein called the “Company”), a company incorporated in England and Wales with limited liability, Red Football Limited (“Parent”), Manchester United Limited (“MUL”), Red Football Junior Limited (“RFJ”) and Manchester United Football Club Limited (“MUFC”, MUFC together with Parent, MUL and RFJ, the “Guarantors”), the respective institutional investors identified in Schedule A thereto (the “Purchasers”) and The Bank of New York Mellon, as paying agent, providing for the issue and sale by the Company to the Purchasers of $425,000,000 in original aggregate principal amount of the Company’s 3.79% Guaranteed Senior Secured Notes due 2027 (the “Notes”, such term to include any such notes issued pursuant to the Note Purchase Agreement in substitution or exchange for any Notes previously issued thereunder).  All capitalized terms used but not otherwise defined herein shall have the respective meanings attributed to such terms in the Note Purchase Agreement.

RECITALS:

A.            The Joining Guarantor is required by the terms of the Note Purchase Agreement to become a Guarantor under, and be joined as a party to, the Note Purchase Agreement.

B.            The Joining Guarantor will materially benefit directly and indirectly from the issuance of, and the maintenance outstanding to the holders from time to time of the indebtedness evidenced by the Notes (the “Holders”) in accordance with the terms of the Note Purchase Agreement;

NOW, THEREFORE, in consideration of the premises and other benefits accruing to the Joining Guarantor, the receipt and sufficiency of which are hereby acknowledged, the Joining Guarantor hereby covenants and agrees with and for the benefit of the Holders as follows:

1.             Joinder.  (a)  The Joining Guarantor has received a copy of and hereby irrevocably, absolutely and unconditionally becomes a party to the Note Purchase Agreement as a Guarantor thereunder and bound by all the terms, conditions, obligations, liabilities and undertakings of a Guarantor and to which a Guarantor is subject thereunder, including, without limitation, subject to Section 23.5 of the Note Purchase Agreement, the unconditional, absolute, continuing and irrevocable guarantee, on a joint and several basis with each of the other Guarantors party to the Note Purchase Agreement, as primary obligor and not as a surety only, of the payment and performance in full of the Company’s obligations and liabilities under the Note Purchase Agreement and the other Note Documents, whether now existing or hereafter arising, all with the same force and effect as if the Joining Guarantor were a signatory to the Note Purchase Agreement as a Guarantor thereunder.

(b)           The Joining Guarantor shall take such other actions and execute such other documents as shall be necessary to comply with its obligations with respect to Transaction Security in accordance with Section 10.9 of the Note Purchase Agreement.

2.             Affirmations.  The Joining Guarantor hereby acknowledges and reaffirms as of the date hereof with respect to itself, its properties and its affairs each of the waivers, representations, warranties, acknowledgements and certifications applicable to any Guarantor contained in the Note Purchase Agreement and the other Note Documents.

3.             Severability.  The provisions of this Guaranty Joinder Agreement are independent of and separable from each other.  If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Guaranty Joinder Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

4.             Counterparts.  This Guaranty Joinder Agreement may be executed in any number of counterparts each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto, and it shall not be necessary in making proof of this Guaranty Joinder Agreement to produce or account for more than one such counterpart executed by the Joining Guarantor.

5.             Delivery.  The Joining Guarantor hereby irrevocably waives notice of acceptance of this Guaranty Joinder Agreement and acknowledges that the Company’s obligations and liabilities under the Note Purchase Agreement and the other Note Documents are and shall be deemed to be incurred and maintained, in reliance on this Guaranty Joinder Agreement and the Joining Guarantor’s joinder as a party to the Note Purchase Agreement and other Note Documents as herein provided.

6.             Governing Law; Jurisdiction and Process; Waiver of Jury Trial.  The provisions of Section 24.6 and Section 24.7 of the Note Purchase Agreement are hereby incorporated by reference, including without limitation the irrevocable appointment of Corporation Service Company to receive for it, and on its behalf, service of process in the United States.

IN WITNESS WHEREOF, the Joining Guarantor has caused this Guaranty Joinder Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first written above.

JOINING GUARANTOR:

[ ]

By:
Name:
Title: